EXECUTION VERSION

$500,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 12, 2015

among

T. ROWE PRICE INSTITUTIONAL CREDIT OPPORTUNITIES FUND,

T. ROWE PRICE INSTITUTIONAL FLOATING RATE FUND,

T. ROWE PRICE FLOATING RATE FUND, INC.,

T. ROWE PRICE FLOATING RATE MULTI-SECTOR ACCOUNT PORTFOLIO,

T. ROWE PRICE GLOBAL ALLOCATION FUND, INC.,

T. ROWE PRICE CREDIT OPPORTUNITIES FUND, INC.

THE LENDERS PARTIES HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

i

	3.10. Taxes	31
	3.11. Federal Regulations	31
	3.12. ERISA	32
	3.13. Certain Regulations	32
	3.14. Subsidiaries	32
	3.15. Registration of the Funds	32
	3.16. Offering in Compliance with Securities Laws	32
	3.17. Investment Policies	32
	3.18. Permission to Borrow	32
	3.19. Accuracy of Information; Electronic Information	32
	3.20. Affiliated Persons	33
	3.21. Anti-Corruption Laws and Sanctions	33

SECTION 4.	CONDITIONS PRECEDENT	33
	4.1. Conditions to Initial Loans	33
	4.2. Conditions to Each Loan	35

SECTION 5.	AFFIRMATIVE COVENANTS	36
	5.1. Financial Statements	36
	5.2. Certificates; Other Information	37
	5.3. Payment of Obligations	38
	5.4. Conduct of Business and Maintenance of Existence	38
	5.5. Maintenance of Property; Insurance	38
	5.6. Inspection of Property; Books and Records; Discussions	38
	5.7. Notices	39
	5.8. Purpose of Loans	39
	5.9. Payment of Taxes	40

SECTION 6.	NEGATIVE COVENANTS	40
	6.1. Financial Condition Covenant	40
	6.2. Limitation on Indebtedness; Derivatives	40
	6.3. Limitation on Liens	40
	6.4. Limitation on Guarantee Obligations	41
	6.5. Limitation on Fundamental Changes	41
	6.6. Limitation on Distributions	41
	6.7. Limitation on Investments, Loans and Advances	42
	6.8. Limitation on Transactions with Affiliates	42
	6.9. Limitation on Negative Pledge Clauses	42
	6.10. Limitation on Changes to Investment Policies	42
	6.11. Limitation on Subsidiaries	42

	6.12. Prohibited Use of Proceeds	42

SECTION 7.	EVENTS OF DEFAULT	42

SECTION 8.	THE ADMINISTRATIVE AGENT	46
	8.1. Appointment	46
	8.2. Delegation of Duties	46
	8.3. Exculpatory Provisions	46
	8.4. Reliance by Administrative Agent	47
	8.5. Notice of Default	47
	8.6. Non-Reliance on Administrative Agent and Other Lenders	48
	8.7. Indemnification	48
	8.8. Administrative Agent in Its Individual Capacity	49
	8.9. Successor Administrative Agent	49
	8.10. Duties of Syndication Agents	49

SECTION 9.	MISCELLANEOUS	49
	9.1. Amendments and Waivers	49
	9.2. Notices	50
	9.3. No Waiver; Cumulative Remedies	51
	9.4. Survival of Representations and Warranties	51
	9.5. Payment of Expenses and Taxes	51
	9.6. Successors and Assigns; Participations and Assignments	52
	9.7. Adjustments; Set-off	55
	9.8. Counterparts	55
	9.9. Severability	55
	9.10. Waiver of Conflicts; Confidentiality	57
	9.11. GOVERNING LAW	57
	9.12. Submission To Jurisdiction; Waivers	58
	9.13. Acknowledgements	58
	9.14. WAIVERS OF JURY TRIAL	58
	9.15. Non-Recourse	58
	9.16. Integration	58
	9.17. USA PATRIOT Act	59
	9.18. Net Asset Value	59
	9.19. Restatement	59

SCHEDULES:

Schedule I Funds & Borrowers

Schedule II Commitments, Addresses, Etc.

Schedule III  Investment Management Agreements

Schedule IV Custody Agreements

EXHIBITS:

Exhibit 2.5(e) Form of Note

Exhibit 2.16(a) Form of Designation of New Borrowers

Exhibit 9.6(c) Form of Assignment and Acceptance

 SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among (i) T. Rowe Price Institutional Income Funds, Inc. (“TRP Institutional”), a Maryland corporation, on behalf of its series, T. Rowe Price Institutional Floating Rate Fund (“TRPIFR”) and T. Rowe Price Institutional Credit Opportunities Fund (“TRPICO”; to the extent a reference to TRPIFR or TRPICO in any provision of this Agreement requires reference to a distinct legal entity, such provision shall be deemed to be a reference to TRP Institutional); (ii) T. Rowe Price Floating Rate Fund, Inc., a Maryland corporation, on behalf of itself (“TRPFR”); (iii) T. Rowe Price Multi-Sector Account Portfolios, Inc. (“TRP Multi-Sector”), a Maryland corporation, on behalf of its series, T. Rowe Price Floating Rate Multi-Sector Account Portfolio (“TRPFRMS”; to the extent a reference to TRPFRMS in any provision of this Agreement requires reference to a distinct legal entity, such provision shall be deemed to be a reference to TRP Multi-Sector); (iv) T. Rowe Price Global Allocation Fund, Inc., a Maryland corporation, on behalf of itself (“TRPGAF”); (v) T. Rowe Price Credit Opportunities Fund, Inc., a Maryland corporation, on behalf of itself (“TRPCO” and collectively with TRPIFR, TRPICO, TRPFR, TRPFRMS and TRPGAF, the “Borrowers”); (vi) the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), and (vii) JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent and as documentation agent for the Lenders hereunder (in such capacity, the “Administrative Agent”);

W I T N E S S E T H :

  WHEREAS, each of TRP Institutional, TRPFR, TRP Multi-Sector, TRPGAF and TRPCO (collectively, the “Funds”) is an open-end registered investment company under the Investment Company Act of 1940 for which T. Rowe Price Associates, Inc. acts as an investment manager;

  WHEREAS, certain of the Borrowers are party to a Credit Agreement dated as of November 15, 2011, as amended and restated pursuant to that certain Amended and Restated Credit Agreement dated as of January 13, 2014 (as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Credit Agreement”) with the Administrative Agent and the lenders party thereto (the “Existing Lenders”);

  WHEREAS, the Borrowers and the Existing Lenders desire to further amend and restate the Original Credit Agreement to extend the maturity to January 11, 2016, increase the Aggregate Commitment to $500,000,000, add additional lenders and to make other changes as are set forth below;

  WHEREAS, each Borrower has requested the Lenders to make Loans (as defined below) severally and not jointly to each Borrower and to make available to it a credit facility for the purposes and on the terms and conditions set forth herein; and

  WHEREAS, each Lender acknowledges that each Borrower shall be liable hereunder only for the Loans made to such Borrower hereunder and interest thereon and for the fees and expenses associated therewith and as otherwise set forth herein, and that, notwithstanding anything to the contrary herein, each Borrower’s obligations hereunder are several and not joint;

  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties to this Agreement agree as follows:

SECTION 1. DEFINITIONS

 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

  “Administrative Agent”: JPMorgan Chase Bank, N.A., together with its permitted successors and assigns, as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

  “Affected Borrowers”: with respect to any Bank-Advisor, any Borrower for which such Bank-Advisor or any of its affiliates acts as an advisor or sub-advisor.

  “Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

  “Aggregate Commitment”: the total of all Commitments of all Lenders, as may be reduced from time to time in accordance with the terms of this Agreement. On the Closing Date, the Aggregate Commitment shall be equal to $500,000,000.

  “Agreement”: this Credit Agreement, as further amended, restated, supplemented or otherwise modified from time to time.

  “Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

  “Applicable Law”: any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

 “Applicable Margin”: the sum of (A) 1.00% per annum plus (B) if the LIBOR Reference Rate exceeds the Federal Funds Rate, the amount of such excess.

  “Asset Coverage Ratio”: with respect to any Borrower, the ratio which the value of the Total Assets of such Borrower less all liabilities and Indebtedness of such Borrower not represented by Senior Securities, bears to the aggregate amount of all Senior Securities representing Indebtedness of such Borrower. For the purposes of calculating the Asset Coverage Ratio, the amount of any liability or Indebtedness deducted from Total Assets of such Borrower shall be equal to the greater of (x) the outstanding amount of such liability or Indebtedness and (y) the fair market value of all assets securing such liability or Indebtedness.

  “Assignee”: as defined in Section 9.6(c).

  “Available Commitment”: as to any Lender at any time, an amount equal to (a) the amount of such Lender’s Commitment less (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans to all Borrowers made by such Lender then outstanding and (ii) such Lender’s Swing Line Exposure at such time; collectively, as to all the Lenders, the “Available Commitments”.

  “Bank-Advisor”: The Bank of New York Mellon and its successors.

  “Bankruptcy Code”: Title 11 of the United States Code, 11 U.S.C. §101 et seq., as amended.

  “Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

  “Benefited Lender”: as defined in Section 9.7(a).

  “Borrowers”: as defined in the Preamble hereto.

  “Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2 or 2.14 as a date on which a Borrower requests the Lenders to make Loans hereunder.

  “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City and the New York Stock Exchange are authorized or required by law to be closed.

 “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c)

compliance by any Lender (or, for purposes of Section 2.10(a), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

  “Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall be satisfied and the Loan Documents are signed by the parties hereto and delivered to the offices of Pryor Cashman LLP at 7 Times Square, New York, New York 10036, which date shall be the date as of which this Agreement is dated.

  “Code”: the Internal Revenue Code of 1986, as amended from time to time.

  “Commitment”: as to any Lender, the obligation of such Lender to make Loans to the Borrowers hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule II, as such amount may be reduced pursuant to the terms hereof.

  “Commitment Fee”: as defined in Section 2.3.

  “Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments of all Lenders; provided that when a Defaulting Lender shall exist, “Commitment Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

  “Commitment Period”: the period from and including the Closing Date to but not including, the Termination Date.

  “Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes any Borrower and which is treated as a single employer under Section 414 of the Code.

  “Confidential Information”: as defined in Section 9.10(b).

  “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

  “Credit Exposure” with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its Swingline Exposure at such time.

  “Custodian” means any custodian under the Custody Agreements set forth in Schedule IV.

  “Custody Agreement”: as to each Fund, the related Custody Agreement(s) set forth in Schedule IV.

  “Default”: any of the events specified in Section 7, which with notice, or lapse of time, or both, would constitute an Event of Default.

  “Defaulting Lender”: any Lender that: (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Swing Line Loans or (iii) pay over to Administrative Agent or any Lender (each a “Credit Party”) any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied; (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

  “Designated Borrower”: (i) TRPGAF, TRPICO and TRPCO and (ii) each Borrower that (A) becomes a Borrower hereunder after the Closing Date pursuant to the terms of Section 2.16 and (B) is identified as a “Designated Borrower” on the Designation of New Borrower pursuant to which it becomes a Borrower hereunder.

  “Designated Borrower ACR Percentage”: with respect to (i) except as otherwise provided in clause (ii) immediately below, each Designated Borrower, 400% and (ii) any additional Designated Borrower designated pursuant to Section 2.16 such other percentage as the

Lenders deem appropriate, which percentage shall be set forth on the Designation of New Borrower pursuant to which such additional Designated Borrower becomes a Borrower hereunder.

  “Dollars” and “$”: lawful currency of the United States of America.

  “Eligible Lender”: an entity that is a “Bank” (as defined in the 1940 Act) and, except for a Bank-Advisor with respect to its respective Affected Borrowers, is not otherwise prohibited by Section 17 of the 1940 Act from lending to any of the Borrowers.

  “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

  “Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

  “FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

  “Federal Funds Rate”: for any day, the “offered rate” found on Bloomberg Financial Markets News screen BTMM (or such other Bloomberg Financial Markets news screen as may replace BTMM), as determined by JPMorgan, or, in the case of Swing Line Loans, the Swing Line Lender, for overnight federal funds; provided, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

  “Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of such lessee.

  “Fund”: as defined in the Preamble hereto.

  “GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

  “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

  “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation,

any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing person in good faith.

  “Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar debt instrument, (c) any obligations of such Person under Financing Leases or Interest Rate Agreements or Swap Obligations as calculated daily on a marked-to-market basis in accordance with GAAP, (d) all obligations of such Person in respect of acceptances (as defined in Section 3-410 of the UCC) issued or created for the account of such Person, (e) all reimbursement obligations (contingent or otherwise) of such person arising out of any letters of credit, and (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

  “Interest Payment Date”: as to any Loan, (i) with respect to any prepayment, the date of such prepayment and (ii) the Maturity Date.

  “Interest Rate Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement under which a Borrower or Fund, on behalf of a series thereof that is a Borrower, is a party or a beneficiary.

  “Interfund Lending”: lending by a series or portfolio advised by the Investment Adviser to one or more other series or portfolio advised by the Investment Adviser, or borrowing by a series or portfolio advised by the Investment Adviser from one or more other series or portfolio advised by the Investment Adviser, in either case pursuant to an Interfund Lending Exemptive Order, or otherwise allowed by any Applicable Law.

  “Interfund Lending Exemptive Order”: an exemptive order, including any amended or supplemental order, issued by the Securities and Exchange Commission authorizing Interfund Lending.

  “Interfund Loan”: a loan to a Borrower pursuant to an Interfund Lending arrangement.

  “Investment Adviser”: T. Rowe Price Associates, Inc..

  “Investment Management Agreement”: as to each Fund on behalf of itself or a series thereof that is a Borrower, the Investment Management Agreement set forth on Schedule III.

  “Investment Policies”: as to each Borrower, the fundamental and non-fundamental policies, and related limits and restrictions, on investing by such Borrower set forth in the statement of additional information for such Borrower, as such statement of additional information may be amended or supplemented from time to time.

  “JPMorgan”: JPMorgan Chase Bank, N.A., a national banking association.

  “Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

  “Lenders”: as defined in the Preamble hereto.

  “LIBOR Reference Rate” means, for any day for any borrowing, an interest rate per annum equal to the rate per annum on Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on such date for U.S. Dollar deposits with a maturity equal to one (1) month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. If any such page is replaced or the Reuters screen ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Lenders.

  “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

  “Loan Documents”: this Agreement, the Notes and all other agreements, instruments, and other documents entered into in connection with the transactions contemplated by this Agreement, and all amendments and supplements thereto.

  “Loans”: all loans made pursuant to this Agreement; individually, a “Loan”.

  “Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, operations or ability to timely perform any of its material obligations under the Loan Documents of a Fund or a Borrower or (b) the legality, validity, binding nature or enforceability of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

  “Maturity Date”: as to each Loan, the date which is the earliest of (a) 30 days after the Borrowing Date for such Loan (or, with respect to a Swing Line Loan, ten days after the Borrowing date therefor), (b) the Termination Date and (c) the payment in full of such Loan.

  “Minimum ACR”: (a) as to each Borrower (other than any Designated Borrower at such times as such Designated Borrower has any Loan outstanding to it, or is requesting a Loan, hereunder), 300% and (b) as to any Designated Borrower at such times as such Designated Borrower has any Loan outstanding to it, or is requesting a Loan, hereunder, the Designated Borrower ACR Percentage for such Designated Borrower.

  “Moody’s”: Moody’s Investor Service, Inc.

  “1940 Act”: the Investment Company Act of 1940, as amended, together with all rules and regulations promulgated from time to time thereunder.

  “Non-Excluded Taxes”: as defined in Section 2.11.

  “Non-Pro Rata Lender”: any Lender making a Non-Pro Rata Loan.

  “Non-Pro Rata Loan”: (i) any Loan to an Affected Borrower or (ii) in the event any Loans are outstanding to one or more Affected Borrowers and, as a result thereof, not all of the Aggregate Commitment is available to be borrowed by one or more Unaffected Borrowers, any Loan made by the Bank-Advisor to such Unaffected Borrower.

  “Non-Recourse Person”: as defined in Section 9.15.

  “Notes”: the collective reference to the Revolving Credit Notes; individually, a “Note”.

  “Other Lender”: any Lender other than a Bank-Advisor.

  “Participant”: as defined in Section 9.6(b).

  “Person”: an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

  “Plan”: at a particular time, any employee benefit plan covered by ERISA which any Fund or any Borrower maintains.

  “Pro Rata Allocation”: as to any Borrower at any time, the percentage which such Borrower’s net asset value then constitutes of the aggregate net asset value of all Borrowers, as determined by the Investment Adviser in its reasonable discretion.

  “Prospectus”: at a particular time, and as to a Borrower, the currently effective prospectus and statement of additional information of such Borrower.

  “Register”: as defined in Section 9.6(d).

  “Registration Statement”: as to a Borrower that is not a Fund, the applicable portions of the registration statement of the Fund of which such Borrower is a series as filed with the Securities and Exchange Commission under the Securities Act and the 1940 Act; as to a Borrower that is a Fund, the registration statement of such Fund as filed with the Securities and Exchange Commission under the Securities Act and the 1940 Act.

  “Regulation T”: Regulation T of the Board of Governors of the Federal Reserve System as in effect from time to time.

  “Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

  “Regulation X”: Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time.

  “Required Lenders”: at any time, Lenders having Credit Exposures and Available Commitments representing more than 50% of the sum of total Credit Exposures and Available Commitments at such time; provided that the Credit Exposure and Available Commitment of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time and provided further that the Credit Exposures and Available Commitments of any Bank-Advisor shall be disregarded in the determination of the Required Lenders with respect to any amendment, modification, waiver or forbearance solely relating to the relevant Affected Borrower of such Bank-Advisor.

  “Requirement of Law”: as to any Person, the certificate of incorporation, by-laws, partnership agreement, operating agreement or other organizational or governing documents of such Person, and any Applicable Law.

  “Responsible Officer”: the president, vice president, treasurer, secretary, assistant treasurer or assistant secretary of a Fund.

  “Reverse Repurchase Transaction”: a transaction whereby a Borrower or Fund, on behalf of a series thereof that is a Borrower, (i) transfers possession of a security it owns (but not record ownership or the right to receive interest and principal payments thereon) to another party in exchange for a percentage of the value of the security (for purposes of this definition, the “payment proceeds”), and (ii) repossesses the security at an agreed upon future date by remitting the payment proceeds plus interest.

  “Revolving Credit Loan”: as defined in Section 2.1.

  “Revolving Credit Note”: as defined in Section 2.5(e).

  “S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies.

  “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

  “Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

  “Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, by the United Nations Security Council, the European Union, or by Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any such Person. For purposes of this definition, “Person” shall include a vessel.

  “Securities Act”: the Securities Act of 1933, as amended, together with all rules and regulations promulgated from time to time thereunder.

  “Senior Securities Representing Indebtedness”: any Senior Security other than stock or other equity security.

  “Senior Security”: any bond, debenture, note or similar obligation or instrument constituting a security and evidencing indebtedness (including without limitation all Loans), and any share of beneficial interest or common stock, as the case may be, of a Fund, of a class (other than a class established in accordance with Section 18 of the 1940 Act) having priority over any other class of shares of such Fund as to distribution of assets or payment of dividends.

  “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. For the avoidance of doubt, any Borrower or series of capital stock of a Fund shall not constitute a Subsidiary of such Fund.

  “Swap Obligation”: as to any Person, any net obligation of such Person arising out of (i) any “swap agreement” (as defined in Section 101(53B) of the Bankruptcy Code), (ii) any equity swap, floor, collar, cap or option transaction, (iii) any option to enter into any of the foregoing or (iv) any combination of the foregoing.

  “Swing Line Commitment”: the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.13 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule II under the heading “Amount of Swing Line Commitment.”

  “Swing Line Exposure”: at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time to all Borrowers. The Swing Line Exposure of any Lender at any time shall be the amount of such Lender’s funded or unfunded obligation to refund the aggregate Swing Line Loans outstanding at such time to all Borrowers (by funding Revolving Credit Loans under Section 2.15(a) or by purchasing a participating interest therein under Section 2.15(c)) based upon such Lender’s Commitment Percentage of the total Swing Line Exposure at such time, as such obligation may be adjusted pursuant to the terms of Section 2.2(b).

  “Swing Line Lender”: JPMorgan.

  “Swing Line Loans”: as defined in Section 2.13.

  “Swing Line Participation Amount”: as defined in Section 2.15(c).

  “Termination Date”: January 11, 2016, or such earlier date on which the Commitments shall terminate as provided herein.

  “Total Assets”: at any time, all assets of a Borrower which in accordance with GAAP would be classified as assets on a balance sheet of such Borrower prepared as of such time; provided, however, that the term Total Assets shall not include (a) equipment, (b) securities owned by a Borrower which are in default, and (c) deferred organizational and offering expenses. Without limiting the foregoing, in order to ensure that Borrowers that are part of any master/feeder or fund-of-funds structure do not borrow against the same assets, for purposes of calculating the Asset Coverage Ratio, if any Borrower invests in another Borrower, the value of such assets shall, as between both such Borrowers, only be counted once.

  “Transferee”: as defined in Section 9.6(f).

  “UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

  “Unaffected Borrower”: any Borrower other than an Affected Borrower.

 1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have such defined meanings when used in any Note or other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)  As used herein and in any Notes or other Loan Document, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to any Fund or Borrower not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (as consistently applied).

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)  For the avoidance of doubt, as used herein and in any Notes or other Loan Document, any reference to a Borrower taking any action shall include the related Fund, if any, taking such action on behalf of such Borrower.

 1.3 Assumptions Regarding Structure. For the sake of clarity and construction, the parties hereto hereby set forth their acknowledgment and agreement that each Borrower that is a series or portfolio of a Fund is not a separately existing legal entity entitled to enter into contractual agreements or to execute instruments and, for these reasons, each such Fund is executing this Agreement and shall execute any respective Note on behalf of its series or portfolio, as Borrowers, and that such series or portfolio will utilize the Loans thus made on their behalf. Any action to be taken by a Borrower may be taken by the related Fund on its behalf. Notwithstanding anything to the contrary in this Agreement, each Borrower shall be liable hereunder only for the Loans made to such Borrower hereunder and interest thereon and for the fees and expenses associated therewith and as otherwise set forth herein, and in no event shall any Borrower or its assets be held liable for the Loans made to any other Borrower hereunder or interest thereon or for the fees and expenses associated therewith.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

 2.1 Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to each Borrower, from time to time during the Commitment Period, in an aggregate principal amount at any one time outstanding to all Borrowers not to exceed the amount of such Lender’s Commitment at such time minus the amount of such Lender’s Swing Line Exposure at such time. During the Commitment Period, each Borrower may use Commitments by borrowing, repaying Loans in whole or in part, and re-borrowing, all in accordance with the terms and conditions hereof; provided that at no time may the aggregate principal amount outstanding of Revolving Credit Loans and Swing Line Loans to all Borrowers exceed the Aggregate Commitment.

 2.2 Procedure for Borrowing. (a) A Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower (or a Fund on its behalf) shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:30 P.M. New York City time on the requested Borrowing Date in accordance with Section 9.2), specifying (i) the amount to be borrowed, and (ii) the requested Borrowing Date. Subject to Section 2.15, the aggregate amount of each borrowing by a Borrower under the Commitments on any Borrowing Date shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Commitments are less than $5,000,000, such lesser amount). Upon receipt of any such notice from a Borrower (or a Fund on its behalf), the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of such Borrower at the office of the Administrative Agent specified in Section 9.2 prior to 4:00 P.M., New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to such Borrower on such Borrowing Date by the Administrative Agent transferring by wire to the account of such Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent; provided that if, on the Borrowing Date of any Revolving Credit Loans of a Borrower, any Swing Line Loans to such Borrower shall be outstanding, the proceeds of such Revolving Credit Loans to such Borrower shall first be applied to pay in full such Swing Line Loans, with any remaining proceeds to be made available to such Borrower as provided above. Anything to the contrary in this Agreement notwithstanding, each of the Administrative Agent, each Lender and the Swing Line Lender may rely solely upon a telephonic request which the Administrative Agent or the Swing Line Lender, as the case may be, reasonably believes is made on behalf of a Borrower in making Revolving Credit Loans or Swing Line Loans hereunder. Each such telephonic request for a Revolving Credit Loan or Swing Line Loan shall constitute a representation and warranty by the applicable Borrower as of the date thereof that the conditions contained in Section 4.2 have been satisfied with respect to such Borrower. Such telephonic request shall be confirmed promptly in writing, by facsimile or other mutually acceptable electronic transmission medium, which written confirmation must be received by the Administrative Agent or Swing Line Lender, as the case may be, on the proposed Borrowing Date in form and substance satisfactory to the Administrative Agent or Swing Line Lender, as the case may be. Each Borrower agrees to indemnify and hold harmless the Administrative Agent, each Lender and the Swing Line Lender for any reasonable action taken, including, without limitation, the making of Revolving Credit Loans or Swing Line Loans to such Borrower hereunder, or loss or expense incurred, by the Administrative Agent, such Lender or the Swing Line Lender in good faith reliance upon such telephonic request for a Revolving Credit Loan or Swing Line Loan; provided that such Borrower shall not be liable for any such action, loss or expense to the extent the same shall result solely from the gross negligence or willful misconduct of the Administrative Agent or the Swing Line Lender.

(b)  Notwithstanding any other provision hereof to the contrary, the Bank-Advisors may not, and shall not have the obligation to, (i) lend to (including, without limitation as a Swing Line Lender), (ii) participate or purchase a participation in, or make a Revolving Credit Loan to refund, repay or refinance, any Loan (including, without limitation, any Swing Line Loan) made by an Other Lender (including, without limitation, the Swing Line Lender) to, or (iii) share in a Benefited Lender’s excess payment or benefits of collateral or proceeds received from, in each case, any of their respective Affected Borrowers. With respect to a borrowing to be made by any Affected Borrower(s) (with borrowings made or to be made by and Loans made or to be made to any Affected Borrower or any Unaffected Borrower to include, for purposes of this Section 2.2(b), borrowings and Loans which are or are to be made to refund, refinance or repay Swing Line Loans made to such Affected Borrower or such Unaffected Borrower and participations which are or are to be purchased in Swing Line Loans and other Loans to such Affected Borrower or such Unaffected Borrower), the portion of such borrowing otherwise allocable to the related Bank-Advisor shall be allocated by the Administrative Agent to the Other Lenders (to the extent they have availability under their Commitments, and provided that no Lender shall be required to lend in excess of its Commitment) pro rata according to the amounts of their respective Available Commitments. Whenever borrowings are to be made by one or more Affected Borrowers and one or more Unaffected Borrowers on the same day, then for purposes of calculating the Lenders’ respective pro rata shares of borrowings by such Unaffected Borrower(s) there shall first be deducted from the Available Commitment of each Other Lender the amount of the Loans to be made by such Other Lender to the Affected Borrower(s) on such day. In the event that Loans are outstanding to one or more Affected Borrowers and as a result thereof, not all of the Aggregate Commitment is available to be borrowed by one or more Unaffected Borrowers, each Bank-Advisor that has previously not lent to such Affected Borrower(s) shall lend any or all such amounts not lent to such Affected Borrower(s) to such Unaffected Borrower(s) to the extent requested by it in conformance with the terms hereof but in no event more than its Available Commitment.

 2.3 Fees. (a) Each Borrower severally, and neither jointly nor jointly and severally, agrees to pay to the Administrative Agent for the account of each Lender such Borrower’s Pro Rata Allocation (as adjusted from time to time in accordance with the definition thereof) of a commitment fee (“Commitment Fee”) during the period which shall begin on the first day of the Commitment Period and shall extend to the Termination Date, which Commitment Fee shall be a quarterly fee, computed at the rate of 0.08% per annum on, subject to the last sentence of this Section 2.3(a), the average daily amount of the Available Commitments of all Lenders in the aggregate during each calendar quarter. Such Commitment Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the

Termination Date, commencing on the first of such dates to occur after the date hereof. Solely for the purpose of calculating the Commitment Fee, Swing Line Loans will not be deemed a utilization of the Aggregate Commitments of all Lenders.

(b)   Each Borrower severally agrees to pay the Administrative Agent for the account of the Administrative Agent the fees to which it has separately agreed.

 2.4 Termination and Reduction of Commitments. (a) Each Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate all Commitments and its obligations under this Agreement, except with respect to provisions which by their terms are expressly stated to survive termination, with respect to such Borrower. Any termination of all Commitments to a Borrower shall be effective as of the date set forth in such notice (or, if effected in connection with a merger permitted under Section 6.5, on the effective date of such merger), and shall be accompanied by prepayment in full of the Loans to such Borrower then outstanding, and payment of such Borrower’s Pro Rata Allocation of (i) any accrued Commitment Fees payable by such Borrower hereunder and (ii) any other accrued interest, fees, expenses or indemnified liabilities payable by such Borrower hereunder. The amount of the Aggregate Commitment shall not be affected by any Borrower’s termination (unless all Borrowers have so terminated).

(b)  Interest accrued on the amount of any prepayment relating to such termination and any unpaid Commitment Fee accrued hereunder shall be paid on the date of such termination.

(c)  Upon the effective date of such termination, the terminating Borrower shall no longer be obligated to pay Commitment Fees hereunder or any share of any other fees, expenses, or indemnified liabilities that may accrue thereafter.

(d)  The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to permanently reduce, in whole or in part (if in part, in increments of at least $1,000,000), the Aggregate Commitment. Any such reduction shall be accompanied by prepayment in full of the Loans to the Borrowers then outstanding that are in excess of the Aggregate Commitment as reduced.

(e)  The Administrative Agent shall provide each Lender with prompt notice of any Commitment changes pursuant to this Section 2.4.

 2.5 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby severally and unconditionally, but not jointly or jointly and severally, promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender to such Borrower on the Maturity Date for such Loan (or such earlier date on which the Loans become due and payable pursuant to Section 2.4(a), 2.4(d), 2.6(b) or 7). Each Borrower hereby further severally, but not jointly or jointly and severally, agrees to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of the Loans to such Borrower from time to time outstanding until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.7.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)  The Administrative Agent shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any principal or interest and any other payments received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof. The Administrative Agent shall provide a copy of the Register to each Borrower promptly upon request and to each Lender promptly upon request.

(d)  The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement. In the event of a conflict between the Register and such accounts, the Register shall be rebuttably presumed to be correct.

(e)  Each Borrower agrees that, upon the request of any Lender to the Administrative Agent, such Borrower will execute and deliver to such Lender a promissory note evidencing the Loans of such Lender to Borrower substantially in the form of Exhibit 2.5(e) with appropriate insertions as to date and principal amount (a “Revolving Credit Note”).

(f)  The obligations of each Borrower under its Notes and this Agreement shall be several and neither joint nor joint and several. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that the sole source of payment of the obligations of each Borrower hereunder, including, without limitation, the principal of and interest on each Loan made hereunder to any Borrower, the Commitment Fee payable pursuant to Section 2.3 and any other amounts attributable to the Loans made hereunder to any Borrower shall be the revenues and assets of such Borrower, and not the revenues and assets of any other Borrower (except as provided in Section 9.5(b)) or the revenues and assets of the respective Fund acting on behalf of a Borrower (except to the extent of the revenues and assets of such Borrower).

 2.6 Optional and Mandatory Prepayments. (a) Each Borrower may prepay the Loans made to it, in whole or in part, without premium or penalty, upon notice by 1:00 p.m. New York City time on any Business Day to the Administrative Agent, specifying the date (which may be the same Business Day) and amount of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of at least $1,000,000.

(b)  If, at any time and from time to time, either (i) for each Borrower, the Asset Coverage Ratio for such Borrower shall be less than the Minimum ACR, or (ii) the aggregate amount of all borrowings of a Borrower (including without limitation the Loans made to a Borrower) then outstanding exceeds the borrowing limits provided in such Borrower’s Prospectus; then in each case within three Business Days thereafter such Borrower shall repay Loans made to such Borrower to the extent necessary to ensure that (x) the Asset Coverage Ratio of all borrowings of such Borrower after such payments is in compliance with applicable covenants concerning minimum Asset Coverage Ratios set forth in this Agreement and (y) the aggregate amount of all borrowings made to such Borrower then outstanding does not after such payments exceed such limits, as the case may be.

 2.7 Interest Rates and Payment Dates. (a) Each Loan shall bear interest at a rate per annum equal to the Federal Funds Rate plus the Applicable Margin.

(b)  Upon (i) the occurrence and continuance of any Event of Default specified in Section 7(e) with respect to a Borrower or (ii) notice given by the Administrative Agent or the Required Lenders to the Borrower of any other Event of Default, all Loans outstanding to such Borrower shall bear interest at a rate per annum which is the rate that would otherwise be applicable thereto pursuant to the provisions of Section 2.7(a), plus 2%. If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Federal Funds Rate plus the Applicable Margin plus 2% from the date of such non-payment until such amount is paid in full. For the avoidance of doubt, the parties hereby agree that the maximum amount of interest payable on the principal amount of any Loan pursuant to this Section 2.7 shall not exceed the sum of the Federal Funds Rate plus the Applicable Margin plus 2%.

(c)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to the second sentence of paragraph (b) of this Section 2.7 shall be payable from time to time on demand.

 2.8 Computation of Interest and Fees. (a) Commitment Fees and interest shall be calculated on the basis of a 360-day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the Federal Funds Rate or the LIBOR Reference Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders in writing of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error.

 2.9 Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Lenders hereunder (except as set forth in Section 2.2(b)) shall be made pro rata according to the respective Commitment Percentages of the Lenders that are obligated to lend to such Borrower and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment by a Borrower on account of any Commitment Fee hereunder shall be made pro rata according to the respective Available Commitments of the Lenders. Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans of such Borrower then held by the Lenders. All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made no later than 12:00 Noon New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 9.2, in Dollars, in immediately available funds and without set-off, counterclaim or deduction of any kind (other than deductions expressly permitted by this Agreement). The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

 (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to a Borrower a corresponding amount. If such amount is not made available by a Lender to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period commencing with such Borrowing Date until such Lender makes such amount immediately available to the Administrative Agent (it being understood that none of the Borrowers shall be obligated to repay any such interest paid by the non-funding Lender). A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon from the date of borrowing at the rate per annum applicable to Loans hereunder, on or before three Business Days following demand therefor, from the relevant Borrower (and such Borrower may borrow under the Commitments or under the Swing Line Commitment to satisfy such demand, subject in each case to the borrowing conditions applicable thereto hereunder and subject to the limits of the Swing Line Lender’s and each other Lender’s Commitment); provided that, for purposes of determining the Available Commitment, the Commitment of any non-funding Lender shall be excluded). The Administrative Agent shall request of each Lender other than the non-funding Lender that it fund the non-funding Lender’s defaulted Commitment (each such other Lender having no commitment or obligation to so fund in excess of its Commitment).

 2.10 Requirements of Law . (a) If any Lender shall have reasonably determined that the adoption of or any Change in Law of any Governmental Authority regarding capital or liquidity requirements shall have the effect of reducing the rate of return on such Lender’s or Lender’s holding company’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such holding company’s reasonable policies with respect to capital adequacy) by an amount determined by such Lender to be material, then from time to time, each Borrower shall promptly pay to such Lender such additional amount or amounts as will reasonably compensate such Lender for such reduction.

(b)  If any Lender becomes entitled to claim, and determines that it will collect from the Borrowers, any additional amounts pursuant to this Section, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled by providing a certificate setting forth in reasonable detail the basis for the claim for additional amounts, the amounts required to be paid by the Borrowers to such Lender, and the computations made by such Lender to determine the amounts; provided that such Lender shall not be required to disclose any confidential information. Such certificate as to any additional amounts payable pursuant to this Section submitted by such Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. No Borrower shall be responsible to compensate such Lender for additional amounts attributable to another Borrower’s Loans.

(c)  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to avoid or mitigate any additional amounts payable to the greatest extent practicable (including transferring the Loans affected by such event to another lending office), unless in the opinion of such Lender, such efforts would result in such Lender (or its lending office) suffering an economic, legal or regulatory disadvantage. Nothing in this clause (d) shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in this Section 2.10.

(e)  The agreements in this Section shall survive termination of the Commitments and repayment of the Loans and all amounts payable hereunder.

 2.11 Taxes. (a) All payments made by any Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) all present and future income taxes (including, without limitation, branch profits tax), minimum taxes, gross receipts taxes, and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note), (ii) any tax imposed by reason of any present or former connection between the jurisdiction imposing such tax and a Lender other than a connection arising from such Lender having executed, delivered or performed its obligations under, or received payment under, or enforced this Agreement, (iii) taxes in the nature of transfer, stamp, recording, excise or documentary taxes resulting from any transfer or assignment pursuant to Section 9.6 by any Agent or any Lender of all or a portion of its rights under this agreement (other than a transfer required by the Borrowers pursuant to Section 2.12(b)), (iv) any tax that is imposed otherwise than by withholding by the Borrowers from such payments (other than a tax imposed on a Lender due to the Borrower’s failure to deduct or withhold such tax), and any interest, penalties or similar liabilities with respect thereto, or (v) any U.S. federal withholding Taxes imposed under FATCA. If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that (i) a

Borrower shall not be required to increase any such amounts payable to any Lender if such Lender fails to comply with the requirements of paragraph (c) of this Section, and (ii) a Borrower shall not be required to increase any such amounts payable to the Administrative Agent or any Lender for any Non-Excluded Taxes that are United States withholding taxes imposed on amounts payable to the Administrative Agent or such Lender at the time the Administrative Agent or such Lender becomes a party to this Agreement. Whenever any Non-Excluded Taxes are payable by a Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If a Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)  If a Borrower pays any additional amount pursuant to this Section 2.11 to a Lender and such Lender determines in good faith, that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Non-Excluded Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to such Borrower an amount that such Lender shall, in good faith, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit (but only to the extent of payments made by such Borrower under this Section 2.11 with respect to Taxes giving rise to such Tax Benefit), provided, however, that (i) any Lender may determine, in good faith, consistent with the policies of such Lender, whether to seek a Tax Benefit (provided that a Lender shall claim a Tax Benefit if it determines in good faith that claiming such Tax Benefit will not otherwise be disadvantageous to such Lender); (ii) any Non-Excluded Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to a Borrower pursuant to this Section 2.11(b) shall be treated as a Non-Excluded Tax for which such Borrower is obligated to indemnify such Lender pursuant to this Section 2.11; (iii) nothing in this Section 2.11(b) shall require any Lender to disclose any confidential information to any Borrower (including, without limitation, its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 2.11(b) at any time during which a Default or Event of Default has occurred and is continuing. Any payment (or determination that no payment is due) by a Lender with respect to a Tax Benefit pursuant to this Section 2.11 shall be accompanied by a schedule reasonably detailing the calculations for determining the amount of the Tax Benefit, provided, however, that no Lender shall be required to substantiate the basis of its calculations.

(c)  Each Lender shall:

(i)  deliver to the Investment Adviser and the Administrative Agent prior to any payments being made under this Agreement or the Notes (A) if such Lender is organized under the laws of a jurisdiction outside the United States of America, two duly completed copies of United States Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI, or successor applicable forms, appropriate for such Lender, or (B) if such Lender is organized under the laws of a jurisdiction within the United States of America, an Internal Revenue Service Form W-9, or successor form;

(ii)  deliver to the Investment Adviser and the Administrative Agent two further properly completed copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Investment Adviser; and

(iii)  obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Investment Adviser or the Administrative Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from lawfully completing and delivering any such form with respect to it and such Lender so advises the Investment Adviser and the Administrative Agent. Such Lender shall certify (A) in the case of a Form W-8BEN, Form W-8IMY or Form W-8ECI, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (B) in the case of a Form W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to Section 9.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased. If a payment made to any Lender or the Administrative Agent under this Agreement or any Notes would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Administrative Agent shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.11(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d)  For purposes of determining withholding taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(e)  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of a Borrower to do so), (ii) any taxes attributable to such Lender's failure to comply with the provisions of Section 2.11(c), and (iii) any taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)  The agreements in this Section shall survive termination of the Commitments and repayment of the Loans and all amounts payable hereunder.

 2.12 Change of Lending Office; Replacement of Lender. (a) Each Lender agrees that if it makes any demand for payment under Section 2.10, or any additional amounts are payable under Section 2.11, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for a Borrower to make payments under Section 2.10 or payment of additional amounts under Section 2.11.

  (b) If any Lender (i) shall have required compensation pursuant to Section 2.10, or payment of additional amounts under Section 2.11, (ii) is a Defaulting Lender, or (iii) shall decline to consent to any amendment to any Loan Document which is consented to by every other Lender and which requires the consent of such Lender to be effective, then in each such case the Borrowers shall have the right, with the consent of the Administrative Agent (which shall not be unreasonably withheld), to substitute such Lender with an Eligible Lender (a “Replacement Lender”) satisfactory to the Borrowers (which may be an existing Lender(s) if such Lender, in its sole discretion, elects to become such Replacement Lender) to assume the

Commitment of such Lender and to purchase the Loans held by such Lender, if any, for an amount equal to the principal of, and accrued and unpaid interest on, such Loans, together with all fees and other amounts owed to such Lender and any other costs reasonably incurred by such Lender in connection with its sale of such Loans and the assignment of such Commitment (without recourse to or warranty by such Lender and subject to all amounts due and owing to such Lender under this Agreement having been paid in full). Upon the exercise of such right by the Borrowers and the satisfaction of such conditions thereto, such Lender shall convey its interest to the Replacement Lender in accordance with the procedures set forth in Section 9.6(c) (with the Borrower or Replacement Lender obligated to pay the fee required pursuant to Section 9.6(e)).

 2.13 Swing Line Commitment. Subject to the terms and conditions hereof, the Swing Line Lender agrees to make available to each Borrower a portion of the credit otherwise available under the Commitments from time to time during the Commitment Period by making swing line loans (“Swing Line Loans”) to such Borrower in an aggregate principal amount not to exceed at any one time outstanding the Swing Line Commitment; provided, however, that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may not exceed the Swing Line Lender’s Commitment then in effect; and provided further, however, that on the date of the making of any Swing Line Loan and while any Swing Line Loan is outstanding, the sum of the aggregate principal amount of all outstanding Revolving Credit Loans and Swing Line Loans shall not exceed the total Commitments (less the Commitment of any non-funding Lender referred to in Section 2.9(b)). During the Commitment Period applicable to each Borrower, such Borrower may use the Swing Line Commitment by borrowing, repaying and re-borrowing, all in accordance with the terms and conditions hereof. Each Swing Line Loan shall bear interest at a rate per annum equal to the Federal Funds Rate plus the Applicable Margin.

 2.14 Procedure for Swing Line Borrowing. Whenever a Borrower desires that the Swing Line Lender make Swing Line Loans under Section 2.13, the Borrower (or the applicable Fund of which it is a portfolio) shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing, by facsimile or other mutually acceptable electronic transmission medium, to the attention of John Enyam at facsimile number: (302) 634-4733 (Phone: (302) 634-8833) or such other person or persons which may be designated in writing by the Swing Line Lender (such designation or change in designation may be provided in electronic mail) from time to time (which telephonic notice must be received by the Swing Line Lender not later than 3:00 P.M., New York City time, on the proposed Borrowing Date, and which written confirmation must be received by the Swing Line Lender on the proposed Borrowing Date in form and substance satisfactory to the Swing Line Lender), specifying the amount of each requested Swing Line Loan. Each borrowing under the Swing Line Commitment shall be in an amount equal to $1,000,000 or an integral multiple of $500,000 in excess thereof. Upon receipt of any such notice from a Borrower (or the applicable Fund), the Swing Line Lender shall promptly notify the Administrative Agent thereof. The Swing Line Lender shall make the amount of such borrowing available to the Borrower, on the Borrowing Date requested by such Borrower, by transferring such amount by wire or book entry to the account of such Borrower such Swing Line Loan in immediately available funds.

 2.15 Refunding of Swing Line Loans (a) Either the Swing Line Lender or the Administrative Agent, at any time in its sole and absolute discretion may, and on the tenth day (or if such day is not a Business Day, the next Business Day following the tenth day) after the Borrowing Date with respect to any Swing Line Loans to a Borrower shall, on behalf of such Borrower (and each Borrower hereby irrevocably directs the Swing Line Lender and Administrative Agent to so act on its behalf and with respect to such Borrower), upon notice given by the Swing Line Lender to the Administrative Agent, or by the Administrative Agent, no later than 10:00 A.M., New York City time, on the relevant refunding date, request each Lender to make, and, subject to Section 2.2(b), each Lender hereby agrees to make, a Revolving Credit Loan to such Borrower, at the rate applicable to the Swing Line Loans of such Borrower, in an amount equal to such Lender’s Commitment Percentage of the amount of such Swing Line Loans of such Borrower (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at its office set forth in Section 9.2 in immediately available funds, no later than 1:00 P.M., New York City time, on the date of such notice. The proceeds of such Revolving Credit Loans shall be distributed by the Administrative Agent to the Swing Line Lender and immediately applied by the Swing Line Lender to repay the Refunded Swing Line Loans. Effective on the day such Revolving Credit Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans.

(b)   The making of any Swing Line Loan hereunder at the request of a Borrower shall be subject to the satisfaction of the applicable conditions precedent thereto set forth in Section 4 (unless otherwise waived in accordance with Section 9.1).

(c)   If prior to the making of a Revolving Credit Loan to a Borrower pursuant to Section 2.15(a) one of the events described in paragraph (e) of Section 7 shall have occurred with respect to such Borrower, each Lender severally, unconditionally and irrevocably agrees that it shall purchase a participating interest in the applicable Swing Line Loans (“Unrefunded Swing Line Loans”) in an amount equal to the amount (if any) of Revolving Credit Loans which would otherwise have been made by such Lender pursuant to Section 2.15(a). Each Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation (the “Swing Line Participation Amount”), and the proceeds of such participation shall be distributed by the Administrative Agent to the Swing Line Lender in such amount as will reduce the amount of the participating interest retained by the Swing Line Lender in its Swing Line Loans to the amount of the Revolving Credit Loans which were to have been made by it pursuant to Section 2.15(a).

(d)  Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

 (e) Each Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.15(a) and to purchase participating interests pursuant to Section 2.15(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4; (iii) any adverse change in the condition (financial or otherwise) of any Borrower; (iv) any breach of this Agreement or any other Loan Document by any Borrower or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, other than solely the gross negligence or willful misconduct of the Swing Line Lender in making a Swing Line Loan with actual knowledge by the officer responsible for the making of such Swing Line Loan that such Swing Line Loan is made without satisfaction of the applicable conditions precedent thereto set forth in Section 4 and without a waiver in accordance with Section 9.1.

 (f) Each Borrower agrees to pay upon demand by the Swing Line Lender any Swing Line Loan made to such Borrower, or portion thereof, which is not refunded by the Lenders pursuant to this Section 2.15 (and such Borrower may, subject to all conditions to borrowing hereunder, borrow a Revolving Credit Loan under the Commitments to satisfy such demand; provided that, for purposes of determining the Available Commitment, the Commitment of any non-refunding Lender shall be excluded). Notwithstanding anything to the contrary contained in this Agreement, any Lender that fails to make available a Revolving Credit Loan pursuant to Section 2.15(a) or purchase a participating interest in a Swing Line Loan pursuant to Section 2.15(c) shall be deemed delinquent (a “Delinquent Lender”) and to the extent a Borrower subsequently repays any outstanding Revolving Credit Loans, the Delinquent Lender’s pro rata share of such repayment, if any, shall be paid by the Administrative Agent to the Swing Line Lender, until the Delinquent Lender’s pro rata share of such Swing Line Loan is repaid in full.

 2.16 Designation of Additional Borrowers; Amendments to Schedule I. (a) Other series or portfolios of the Funds and other series or portfolios of other investment companies registered under the 1940 Act, in either case (a) which are (I) equity funds, (II) fixed income funds or (III) any combination thereof, in each case whether investing in domestic or foreign securities or any combination thereof and (b) for which the Investment Adviser or an Affiliate of the Investment Adviser acts as the investment manager, may, with the prior written consent of the Administrative Agent, each Lender and the Board of Directors/Trustees of each Fund or Borrower, as the case may be, become parties to this Agreement in addition to those Borrowers listed on Schedule I, and be deemed Borrowers for all purposes of this Agreement by executing an instrument substantially in the form of Exhibit 2.16(a) (with such changes therein as may be approved by the Administrative Agent and the Lenders), which instrument shall (x) have attached to it a copy of this Agreement (as the same may have been amended) with a revised Schedule I reflecting the participation of such additional portfolio or investment company, including (if the Lenders deem it appropriate that the additional Borrower be a Designated Borrower) the appropriate Designated Borrower ACR Percentage required by the Lenders, and any prior revisions to Schedule I effected in accordance with the terms hereof and (y) be accompanied by the documents and instruments required to be delivered by the Borrowers pursuant to Section 4.1, including, without limitation, an opinion of outside counsel for the Borrowers in a form acceptable to the Administrative Agent.

(b)  No Person shall be admitted as a party to this Agreement as a Borrower unless at the time of such admission and after giving effect thereto: (i) the representations and warranties set forth in Section 3 shall be true and correct with respect to such Borrower; (ii) such Borrower shall be in compliance in all material respects with all of the terms and provisions set forth herein on its part to be observed or performed at the time of the admission and after giving effect thereto; and (iii) no Default or Event of Default with respect to such Borrower shall have occurred and be continuing.

 2.17 Interfund Lending. (a) Notwithstanding anything in this Agreement to the contrary (including, without limitation, Sections 6.2, 6.3 and 6.8), Interfund Lending shall be expressly permitted hereunder, and the mere making or receipt of an Interfund Loan in and of itself shall not, with respect to any Borrower a party thereto (as a lender or a borrower), constitute a violation of any condition precedent, representation or covenant contained herein or constitute a Default or Event of Default; provided that all other terms and conditions of this Agreement are satisfied, and provided further, that:

 (i) such Interfund Lending (1) is not otherwise prohibited by law, (2) has been duly authorized by each party thereto, (3) is consistent with the terms of the applicable Interfund Lending Exemptive Order, (4) is not in contravention of each applicable Borrower’s Prospectus, and (5) is deemed to be a Senior Security for purposes of calculating the Asset Coverage Ratio as it applies to each applicable Borrower;

 (ii) a Borrower may not be a lender of an Interfund Loan at any time during which such Borrower has any Loan outstanding;

 (iii) if, at any time, an Interfund Loan is outstanding to a Borrower that has any Loans outstanding as well, and if at such time the Asset Coverage Ratio for such Borrower shall be less than the required Asset Coverage Ratio for such Borrower pursuant to this Agreement, then such Borrower shall repay such outstanding Interfund Loans and Loans (subject, in any and all events, to such Borrower’s obligation to prepay in accordance with Section 2.6(b)) to the extent necessary to ensure that the Asset Coverage Ratio of all borrowings of such Borrower after such payments is in compliance with applicable covenants concerning minimum Asset Coverage Ratios set forth in this Agreement;

 (iv) a default by a Borrower with respect to an Interfund Loan shall constitute an Event of Default with respect to such Borrower for purposes of this Agreement;

 (v) if at any time a Borrower should secure an Interfund Loan or Interfund Loans with collateral, then such Borrower shall collateralize each Loan to such Borrower under this Agreement (I) in substantially the same manner and to substantially the same extent as is required with respect to each Interfund Loan to such Borrower, as more particularly described in the applicable Interfund Lending Exemptive Order and (II) with collateral having substantially the same liquidity and substantially similar credit characteristics as that of the collateral securing such Interfund Loan or Interfund Loans, provided that the collateral coverage percentage ratio for Loans shall not be less than the greater of (x) 102% or (y) the collateral coverage ratio for Interfund Loans; and

 (vi) for purposes of calculating the Asset Coverage Ratio of a Borrower, the amount equal to the aggregate value of the collateral securing an Interfund Loan or Loan minus the amount of such Interfund Loan or Loan, respectively, shall be subtracted from the value of Total Assets in the numerator of such Asset Coverage Ratio.

 (b) Without otherwise limiting the purposes for which proceeds of a Loan may be used as specified in Section 5.8, a Borrower shall be expressly permitted to use the proceeds of a Loan to repay an outstanding Interfund Loan of such Borrower, subject to the conditions set forth in paragraph (a) of this Section 2.17 and the other conditions of this Agreement (including without limitation Section 5.8).

 2.18 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) The Commitment Fee shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

 (b) The Credit Exposure and Available Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.1); provided, (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest payable on, Loans of such Defaulting Lender may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

 (c) If any Swing Line Exposure exists at the time such Lender becomes a Defaulting Lender then:

  (i) all or any part of the Swing Line Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentages, provided that such reallocation does not cause the aggregate Credit Exposure of any non-Defaulting Lender to exceed its Commitment; and

  (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrowers shall, within two Business Days following notice by the Administrative Agent, prepay such Swing Line Exposure;

 (d) so long as such Lender is a Defaulting Lender, no Swing Line Lender shall be required to fund any Swing Line Loan unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders, and participating interests in any newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).

 (e) If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) a Swing Line Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan, unless the Swing Line Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Lender to defease any risk to it in respect of such Lender hereunder.

 (f) In the event that the Administrative Agent, the Borrowers and the Swing Line Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage.

SECTION 3. REPRESENTATIONS AND WARRANTIES

 To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, each Fund, on behalf of each Borrower that is a series or portfolio thereof (or on behalf of itself if it is a Borrower), hereby represents and warrants to the Administrative Agent and each Lender that (it being agreed that each Fund represents and warrants only to matters with respect to itself, if applicable, and each Borrower that is a series or portfolio thereof):

 3.1 Financial Condition. For each Borrower, the statement of assets and liabilities as of such Borrower’s most recently ended fiscal year for which annual reports have been prepared and the related statements of operations and of changes in net assets for the fiscal year ended on such date, copies of which financial statements, certified by the independent public accountants for such Borrower, have heretofore been delivered to each Lender, fairly present, in all material respects, the financial position of such Borrower as of such date and the results of its operations for such period, in conformity with GAAP (as consistently applied).

 3.2 No Change. For each Borrower, since the date of the statement of assets and liabilities for the most recently ended fiscal year for which annual reports have been prepared for such Borrower (such date, the “Reporting Date”), there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

 3.3 Existence; Compliance with Law. Each Fund (a) is duly organized, validly existing and in good standing, under the laws of the jurisdiction of its organization, (b) has the corporate power and authority as to those Funds that are organized as corporations, and the trust power and authority as to those Funds that are organized as trusts; and in each case the legal right to own its property and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or business trust and, if a corporation, is in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law (including without limitation the 1940 Act and the Securities Act), except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The shares of each Fund have been validly authorized.

 3.4 Power; Authorization; Enforceable Obligations. Each Fund, acting on its own behalf and if applicable on behalf of each of its underlying series or portfolios that is a Borrower, has either (i) the corporate power and authority to the extent that it is organized as a corporation or (ii) the trust power and authority to the extent that it is organized as a trust, and in each case the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to borrow hereunder on behalf of each of its underlying portfolios that is a Borrower, and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party including, but not limited to, receiving the approval of the majority of independent members of the board of trustees or board of directors of each of its underlying portfolios as to entering into the transactions contemplated hereby. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which such Fund, on behalf of its underlying portfolios which are Borrowers, is a party. This Agreement has been, and each other Loan Document to which a Fund is a party will be, duly executed and delivered by such Fund, on behalf of its underlying portfolio that are Borrowers. This Agreement constitutes, and each other Loan Document to which a Fund is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Fund (on behalf of each of its underlying series and portfolios that is a Borrower, or on behalf of itself if it is a Borrower) enforceable against such Fund (on behalf of each of its underlying portfolio that is a Borrower, or on behalf of itself if it is a Borrower) in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

 3.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which each Fund, on behalf of each of its series or portfolios that is a Borrower, or on behalf of itself if it is a Borrower, is a party, the borrowings hereunder and the use of the proceeds thereof (i) will not violate any material Requirement of Law (including, without limitation, the 1940 Act) or material Contractual Obligation of such Fund or any Borrower and (ii) will not result in, or require, the creation or imposition of any material Lien on any of their respective material properties or revenues pursuant to any such Requirement of Law or Contractual Obligation other than in favor of the Lender.

 3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of each Fund on behalf of its respective series or portfolios which are Borrowers, or on behalf of itself if it is a Borrower, threatened by or against such Borrowers or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

 3.7 No Default. No Fund or Borrower is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

 3.8 Ownership of Property; Liens. Each Fund on behalf of its respective series or portfolios which are Borrowers, or on behalf of itself if it is a Borrower, has good title to all its property, and none of such property is subject to any Lien except as permitted by Section 6.3.

 3.9 No Burdensome Restrictions. There exists no Requirement of Law or Contractual Obligation of any Fund or any Borrower which could reasonably be expected to have a Material Adverse Effect.

 3.10 Taxes. Each Borrower has filed all material tax returns which, to the knowledge of such Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower); no material tax Lien has been filed, and, to the knowledge of such Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

 3.11 Federal Regulations. If requested by any Lender or the Administrative Agent from time to time, each Fund, on behalf of the series or portfolios thereof which are Borrowers, or on behalf of itself if it is a Borrower, will furnish to the Administrative Agent and each Lender a statement and current list of the assets of each Borrower in conformity with the requirements of FR Form U-1 referred to in Regulation U. Other than the furnishing of such statement and such list, no filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans hereunder. No part of the proceeds of any Loans made hereunder will be used in a manner that violates Regulation U.

 3.12 ERISA. Neither any Fund, any Borrower nor any Commonly Controlled Entity has currently or has had at any time any liability or obligation under ERISA or the Code with respect to any Plan maintained by any of them that could reasonably be expected to have a Material Adverse Effect.

 3.13 Certain Regulations. Neither any Fund nor any Borrower is subject to regulation under any Federal or State statute or regulation (other than Regulations U and X and the 1940 Act) which limits its ability to incur Indebtedness, and to the extent so subject is in compliance with such statutes and regulations.

 3.14 Subsidiaries. No Fund has any Subsidiaries and no equity investment or interest in any other Person (other than portfolio securities that have been acquired in the ordinary course of business).

 3.15 Registration of the Fund. Each Fund is a registered open-end management investment company under the 1940 Act.

 3.16 Offering in Compliance with Securities Laws. Each Fund has issued all of its securities pursuant to an effective Registration Statement on Form N-1A or as may otherwise be required by Federal and State securities laws applicable thereto in all material respects.

 3.17 Investment Policies. Each Borrower is in compliance in all material respects with all of its fundamental Investment Policies.

 3.18 Permission to Borrow. Each Borrower is permitted to borrow hereunder pursuant to the limits and restrictions set forth in its Registration Statement.

 3.19 Accuracy of Information; Electronic Information. (a) All factual information heretofore or contemporaneously furnished by or on behalf of each Borrower or Fund on behalf of its respective series or portfolio which are Borrowers, in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (in each case, as amended, superseded, supplemented or otherwise modified with the knowledge of the Administrative Agent or such Lender) is, and all other such factual information hereafter furnished by or on behalf of such Fund and such Borrowers to the Administrative Agent or any Lender (in each case, as amended, superseded, supplemented or otherwise modified with the knowledge of the Administrative Agent or such Lender) will be, true and accurate in every material respect on the date as of which such information is dated or certified, and to the extent such information was furnished to the Administrative Agent or such Lender heretofore or contemporaneously, as of the date of execution and delivery of this Agreement by the Administrative Agent or such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

(b)  Neither the Administrative Agent nor any Lender shall be liable to any Fund or Borrower for any damages arising from its respective use of information or other materials obtained through electronic, telecommunications or other information transmission systems, which is incorrect or incomplete solely because of an electronic transmission error, provided that the Administrative Agent and the Lenders use reasonable industry standard-safeguards to prevent the unauthorized dissemination of such information or other materials through such electronic, telecommunications or other information transmission systems.

 3.20 Affiliated Persons. To the best knowledge of each Fund, such Fund, and each series or portfolio thereof that is a Borrower, is not an “affiliated person” (as defined in the 1940 Act) of the Administrative Agent or any Lender, except with respect to the Affected Borrowers’ relationship with each respective Bank-Advisor; provided, however, that for purposes of this Section 3.20, (i) the record ownership, without the power to vote, of five percent or more of the outstanding voting securities of any Person shall be deemed not to constitute the direct or indirect ownership of, control of, or holding with the power to vote of, such securities, and (ii) securities of such Borrower held of record by the Administrative Agent or any Lender shall be deemed conclusively, absent written notice to the contrary, to be held without the power to vote such securities.

 3.21 Anti-Corruption Laws and Sanctions. For each Borrower, its investment adviser, T. Rowe Price Associates, Inc. (“TRPA”), or an affiliate of TRPA, has implemented and maintains in effect policies and procedures that, in the Borrower’s view, are reasonably designed to ensure compliance by the Borrower and its Subsidiaries, if any, with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower, its directors, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or any of their respective directors, officers or employees that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 4. CONDITIONS PRECEDENT

 4.1  Conditions to Closing. The agreement of each Lender to enter into this Agreement is subject to the satisfaction of the following conditions precedent (it being agreed that each Fund need only satisfy the following conditions precedent with respect to itself and if applicable each Borrower that is a series or portfolio thereof):

  (a) Executed Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of each Fund on behalf of its respective portfolios which are Borrowers, with a counterpart for each Lender.

  (b) Notes. The Administrative Agent shall have received Notes for each Lender which has requested Notes pursuant to Section 2.5(e), executed and delivered by a duly authorized officer of each Fund, on behalf of the portfolios thereof which are Borrowers.

  (c)  Related Agreements. The Administrative Agent shall have received, with a copy for each Lender, true and correct copies, certified as to authenticity by a Responsible Officer of each Fund, on behalf of the series or portfolios thereof which are Borrowers, or on behalf of itself if it is a Borrower, of (i) designation of the location on the internet where the most recent Prospectus is publicly available for each Borrower, and upon the request of any Lender, a copy of any such Prospectus, (ii) the Custody Agreement of each Fund, with respect to each Borrower, (iii) the Investment Management Agreement of each Fund, with respect to each Borrower, (iv) designation of the location on the internet where the most recent Statement of Additional Information is publicly available for each Borrower, and upon the request of any Lender, a copy of any such Statement of Additional Information, and (v) designations of the locations on the internet where the most recent annual and semi-annual financial reports are publicly available for each Borrower, and such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other similar material contract to which any Borrower may be a party.

  (d) Proceedings of the Fund and the Borrowers. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the board of trustees or directors, as the case may be, of each Fund, on behalf of the series or portfolios thereof which are Borrowers, or on behalf of itself if it is a Borrower, authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which each Fund, on behalf of the portfolios thereof which are Borrowers, or on behalf of itself if it is a Borrower, is a party and (ii) the borrowings contemplated hereunder, and such other resolutions as the Administrative Agent may request, certified by a Responsible Officer of such Fund as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

  (e) Incumbency Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a Certificate of each Fund, on behalf of the portfolios thereof which are Borrowers, dated the Closing Date, as to the incumbency and signature of the officers of such Fund executing any Loan Document executed by a Responsible Officer of such Fund, satisfactory in form and substance to the Administrative Agent.

  (f) Organizational Documents. The Administrative Agent shall have received copies of each Fund’s articles of incorporation or declaration of trust, as applicable, and Bylaws, certified as of the Closing Date as complete and correct copies thereof by a Responsible Officer of such Fund, including without limitation those organizational documents establishing the portfolio thereof which are Borrowers, as applicable.

  (g)  Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of outside counsel to each Fund and each of its underlying series or portfolios which is a Borrower, in a form acceptable to the Administrative Agent. Such legal opinion shall include a New York law enforceability opinion and shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent or any Lender may reasonably require.

  (h) Financial Information. The Administrative Agent shall have received, with a copy for each Lender, the most recent publicly available financial information of the kind described in Sections 5.1 and 5.2 of this Agreement (which includes a list of portfolio securities) for each Borrower.

  (i) FR Form U-1. The Administrative Agent and each Lender shall have received a current completed Form FR U-1 referred to in Regulation U signed by the Borrowers and such other information with respect to compliance with Regulation U in form reasonably acceptable to the Agent and the Lenders, including where required by Regulation U a current list of the assets of the Borrower, including all margin stock.

 4.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested by a particular Fund on behalf of any of its respective Borrowers, or on behalf of itself if it is a Borrower, to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

  (a) Representations and Warranties. Each of the representations and warranties (other than the representations and warranties contained in Section 3.2) made by a Fund, on its own behalf and on behalf of each series or portfolio thereof which is a Borrower, in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

  (b) No Default. No Default or Event of Default shall have occurred with respect to the requesting Fund, on its own behalf or on behalf of each series or portfolio thereof which is a Borrower seeking such Loan, and be continuing on such date or after giving effect to the Loans requested to be made on such date.

  (c) Maximum Borrowing Limitation. After giving effect to the proposed Loans to be made, the Asset Coverage Ratio for all borrowings of such Borrower shall not be less than the Minimum ACR; and the requesting Borrower shall not have violated any Requirements of Law (except such violations as could not reasonably be expected to have a Material Adverse Effect) or exceeded the borrowing limits set forth in its Prospectus and/or Registration Statement or the 1940 Act.

  (d) Regulation U; Form U-1. The Lenders shall be satisfied that the Loans and the use of proceeds thereof comply in all respects with Regulation U. The Administrative Agent shall have received such additional documents as may be required by Regulation U.

  (e) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by a Borrower hereunder shall constitute a representation and warranty by it, or by the Fund of which such Borrower is a series or portfolio (as applicable), as of the date thereof that the conditions contained in this Section have been satisfied with respect to such Borrower and such Fund.

SECTION 5. AFFIRMATIVE COVENANTS

 Each Fund, on behalf of each of the series or portfolios thereof which are Borrowers, or on behalf of itself if it is a Borrower, hereby agrees that, so long as (i) the Commitments remain in effect with respect to it or any such Borrower or (ii) any amount is owing by it on behalf of any such Borrower to any Lender or the Administrative Agent hereunder or under any other Loan Document, such Fund on behalf of such Borrowers, or on behalf of itself if it is a Borrower, shall (it being agreed that such Fund covenants only to matters with respect to itself and each Borrower that is a series or portfolio thereof):

 5.1 Financial Statements. Furnish to the Administrative Agent (on behalf of each Lender):

  (a) as soon as available and in any event within 75 days after the end of each fiscal year of such Borrower, a statement of assets and liabilities of such Borrower as at the end of such fiscal year, a statement of operations for such fiscal year, a statement of changes in net assets for such fiscal year and the preceding fiscal year, a portfolio of investments as at the end of such fiscal year and the per share and other data for such fiscal year prepared in accordance with GAAP (as consistently applied) and all regulatory requirements, and all presented in a manner acceptable to the Securities and Exchange Commission or any successor or analogous Governmental Authority and acceptable to PricewaterhouseCoopers LLP or any other independent certified public accountants of recognized standing (this delivery requirement will be satisfied by Borrower making such information available on its publicly available website or the SEC’s publically available website, provided Borrower sends the Administrative Agent written notice thereof containing a link to the applicable website);

  (b) as soon as available and in any event within 75 days after the close of the first six-month period of each fiscal year of such Borrower, a statement of assets and liabilities as at the end of such six-month period, a statement of operations for such six-month period, a statement of changes in net assets for such six-month period and a portfolio of investments as at the end of such six-month period, all prepared in accordance with regulatory requirements and all certified pursuant to such Borrower’s filings with the Securities and Exchange Commission on Form N-CSR (subject to normal year-end adjustments) as to fairness of presentation and GAAP (as consistently applied) by a Responsible Officer (this delivery requirement will be satisfied by Borrower making such information available on its publicly available website or the SEC’s publically available website, provided Borrower sends the Administrative Agent written notice thereof containing a link to the applicable website); and

  (c) as soon as available, but in any event not later than five Business Days after the end of each month, the net asset value sheet of such Borrower as at the end of such month, in the form and detail similar to those customarily prepared by such Borrower’s management for internal use and reasonably satisfactory to the Administrative Agent, certified by a Responsible Officer, as being fairly stated in all material respects; provided, however, that if any Borrower has Loans outstanding, such Borrower (but not the other of its series or portfolios of a fund) shall provide to the Administrative Agent for each Lender instead of the monthly net asset value sheet described above (i) such net asset value sheet described above in this Section and (ii) a certificate of a Responsible Officer showing in reasonable detail the calculations supporting such Borrower’s compliance with Section 6.1, within two Business Days after the end of each calendar week so long as any Loans to such Borrower remain outstanding; all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

 5.2  Certificates; Other Information. Furnish to the Administrative Agent (on behalf of each Lender):

  (a) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b), a certificate of a Responsible Officer stating that no Default or Event of Default has occurred and is continuing except as specified in such certificate;

  (b) within ten Business Days after they are sent, the Fund will make available copies of all financial statements and reports (excluding account statements and advertising materials or similar types of communications with shareholders) which each Borrower sends to its investors other than those documents described in Section 5.1(a) or (b), and within ten Business Days after they are filed, copies of all financial statements and reports which each Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority other than those described in Section 5.1(a) or 5.1(b), unless reasonably requested by the Administrative Agent (such delivery requirement may be satisfied by Borrowers’ providing (i) with respect to reports or filings periodically filed on the SEC’s website, a schedule noting the approximate filing dates for such reports or filings for the coming calendar year, together with the web address therefor, and (ii) with respect to all other reports or filings, notice to the Administrative Agent (on behalf of each Lender) of the availability of such reports or filings on the SEC’s website, such notice to include the web address therefor); and

  (c) promptly, such additional financial and other information as any Lender may from time to time reasonably request, including, but not limited to, the current Registration Statement for each Borrower and copies of all changes to each Borrower’s Prospectus and Registration Statement (this delivery requirement will be satisfied by Borrower’s providing the applicable web address to such documents).

 5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent (beyond any allowable grace periods therefor), as the case may be, all such Borrower’s Contractual Obligations, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Borrower, as the case may be, or (ii) the failure to timely make payment thereof could not reasonably be expected to have a Material Adverse Effect.

 5.4 Conduct of Business and Maintenance of Existence. Except as otherwise permitted herein, continue to engage in (i) such Borrower’s investment business in accordance with its Investment Policies, Prospectus and Registration Statement and preserve, renew and keep in full force and effect its existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except to the extent that failure to take such actions could not, in the aggregate, be reasonably expected to have a Material Adverse Effect; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect; maintain at all times its status as an investment company registered under the 1940 Act; maintain at all times its (a) current custodian, or (b) a replacement custodian which (x) is JPMorgan Chase Bank, N.A. or (y) is a bank or trust company organized under the laws of the United States or a political subdivision thereof having assets of at least $10,000,000,000 and a long-term debt or deposit rating of at least A from S&P or A2 from Moody’s (and if a replacement custodian is appointed, Borrower shall promptly provide notice to the Administrative Agent); and require that TRPA or an affiliate of TRPA will maintain in effect and enforce policies and procedures that, in the Borrower’s view, will be reasonably designed to ensure compliance by the Borrower and its Subsidiaries, if any, with Anti-Corruption Laws and applicable Sanctions.

 5.5 Maintenance of Property; Insurance. Keep all property useful and necessary in such Borrower’s business, if any, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are customarily insured against in the same general area by entities engaged in the same or similar business or as may otherwise be required by the Securities and Exchange Commission or any successor or analogous Governmental Authority (including, without limitation, (a) fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the 1940 Act or any successor provision and (b) errors and omissions insurance); and furnish to each Lender, upon written request, full information as to the insurance carried.

 5.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of (i) the Administrative Agent, upon its own discretion or at the reasonable request of any Lender, and (ii) upon the occurrence and during the continuance of an Event of Default, any Lender, to visit and inspect any of such Borrower’s properties and examine any of its books and records during normal business hours and to discuss the business, operations, properties and financial and other condition of such Borrower with officers and employees of such Borrower and with its independent certified public accountants; provided that, unless a Default or an Event of Default shall have occurred and be continuing, the Administrative Agent shall provide the Borrowers with five Business Days’ prior notice of such visit and shall conduct such visit not more than once a year.

 5.7 Notices. Promptly give notice to the Administrative Agent (on behalf of each Lender) of:

  (a) the occurrence of any Default or Event of Default with respect to such Borrower;

  (b) any (i) default or event of default under any Contractual Obligation of such Borrower or (ii) litigation, investigation or proceeding which may exist at any time between such Fund, on behalf of the portfolios thereof which are Borrowers and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

  (c) any litigation or proceeding affecting such Borrower, or the Fund of which it is a portfolio, in which (i) the amount reasonably determined to be at risk is more than 5% of such Borrower’s net assets and not covered by insurance or in which injunctive or similar relief affecting more than 5% of such Borrower’s net assets is sought or (ii) relates to this Agreement or the credit facility contemplated hereby;

  (d) any change in such Borrower’s Prospectus or Registration Statement involving Investment Policies which could materially increase the risks to the shareholders of the Borrower or which would increase the borrowing limits provided for in such Borrower’s Prospectus;

  (e) any development or event which could reasonably be expected to have a Material Adverse Effect on such Borrower; and

  (f) any change in such Borrower’s custodian, unless such custodian is JPMorgan Chase Bank, N.A., in which case no notice is required to be sent.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and if appropriate stating what action such Fund or such Borrower proposes to take with respect thereto.

 5.8 Purpose of Loans. Use the proceeds of the Loans for temporary or emergency purposes, including, without limitation, funding of shareholder redemptions. Without limiting the foregoing, no Borrower will, directly or indirectly, use any part of such proceeds for any purpose which would violate any provision of its Registration Statement or any applicable statute, regulation, order or restriction, including but not limited to Regulation U; provided, however, that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

 5.9. Payment of Taxes. File all material tax returns which, to the knowledge of such Fund and such Borrowers, are required to be filed and pay all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, levies, fees or other charges imposed on it or any of its property by any Governmental Authority; provided, however, that no such tax, assessment, charge or levy need be paid and discharged so long as the validity thereof shall be contested in good faith by appropriate proceedings and there shall have been set aside on the books of such Person adequate reserves in accordance with GAAP applied with respect thereto.

SECTION 6. NEGATIVE COVENANTS

  Each Fund, on behalf of the series or portfolios thereof which are Borrowers, or on behalf of itself if it is a Borrower, hereby agrees that, so long as (i) the Commitments remain in effect with respect to any such Borrower or (ii) any amount is owing by any such Borrower to any Lender or the Administrative Agent hereunder or under any other Loan Document, such Fund and any such Borrower shall not, without the prior written consent of the Lenders except as otherwise specified in this Section 6, directly or indirectly (it being agreed that each Fund agrees only to matters with respect to itself and each Borrower that is a series or portfolio thereof):

 6.1 Financial Condition Covenant. Permit the Asset Coverage Ratio of such Borrower to be less than the Minimum ACR; or allow borrowings and/or Indebtedness of such Borrower to exceed the limits set forth in such Borrower’s Prospectus or allow borrowings and/or Indebtedness to exceed the requirements of the 1940 Act.

 6.2 Limitation on Indebtedness; Derivatives. (a) Create, incur, assume or suffer to exist any Indebtedness of such Borrower or any Subsidiary, except Indebtedness of such Borrower or Subsidiary incurred (i) under this Agreement and the Notes, (ii) in the ordinary course of business of such Borrower or such Subsidiary (including debt to the Custodian for the purposes of clearing and settling purchase and sales of securities and foreign currency transactions), (iii) pursuant to an Interfund Lending arrangement or (iv) in the form of Reverse Repurchase Transactions, dollar rolls or other transactions entered into primarily for investment purposes which have the effect of borrowing and, in each case, which is not otherwise prohibited by law, is in the ordinary course of business, is not in contravention of such Borrower’s Prospectus and is reflected properly in the calculation of the Asset Coverage Ratio.

 (b) Invest in, or incur Indebtedness or other liability to any Person with respect to, any Swap Obligation or derivative instrument (including without limitation any swap, collar, cap, puts, calls, equity derivative or mortgage-backed or debt-backed derivative) unless each of the following is true: (i) the net mark-to-market value of such Swap Obligation or derivative instrument is appropriately reflected in the calculation of Asset Coverage Ratio, and (ii) the purpose of the investment in such Swap Obligation or derivative instrument is to augment the capital appreciation or current income of or by such Borrower, or to hedge or manage the risk of various current or future exposures of such Borrower.

 6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of the property, assets or revenues, whether now owned or hereafter acquired of such Borrower, except for (i) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Borrower in conformity with GAAP, (ii) Liens arising in connection with claims for advances made by or payments due to any custodian under the Custody Agreements set forth in Schedule IV, (iii) Liens created, incurred, assumed or suffered to exist in compliance with the Registration Statement or organizational documents of such Borrower, (iv) Liens arising under an Interfund Lending arrangement, and (v) any other Liens created, incurred, assumed or suffered to exist in the ordinary course of such Borrower’s business, and which, in each case, are not otherwise prohibited by any Requirement of Law.

 6.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any material Guarantee Obligation of such Borrower, except as may occur in the ordinary course of such Borrower’s business and which is not otherwise prohibited by any Requirement of Law.

 6.5 Limitation on Fundamental Changes. Enter into, or permit any of its Subsidiaries to enter into, any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself or such Borrower (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of substantially all of the property, business or assets of itself, such Borrower, or such Subsidiary in a single transaction or in related transactions; except that, so long as no Default or Event of Default shall have occurred and be continuing, a Borrower will be permitted to (i) without the consent of the Lenders, enter into any merger, consolidation or amalgamation with one or more Borrowers or, with the consent of the Lenders, enter into any merger, consolidation or amalgamation with one or more other Persons if, in each case, the Investment Adviser is the investment advisor to the entity surviving such merger, consolidation or amalgamation and such entity is a Borrower, assumes the obligations of such Borrower under the Loan Documents and complies with Applicable Law and with the provisions hereof or (ii) terminate all Commitments with respect to such Borrower and liquidate, wind up or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of the property, business or assets of such Borrower if it repays all Loans made to it prior to liquidation, together with all other amounts due and owing hereunder. Any Borrower undertaking any action described in clause (ii) above shall comply with the termination provisions described in Section 2.4.

 6.6 Limitation on Distributions. At any time, make any distribution to the shareholders of such Borrower, whether now or hereafter existing, either directly or indirectly, whether in cash or property or in obligations of the Borrower if such distribution results in a Default or Event of Default. During the occurrence and continuation of an Event of Default specified in paragraphs (a) or (e) of Section 7 or an Event of Default arising in connection with a Borrower’s having failed to comply with Section 6.1, make any distribution to the shareholders of such Borrower, whether now or hereafter existing, either directly or indirectly, whether in cash or property or in obligations of such Borrower. Notwithstanding the foregoing, nothing herein shall prevent a Borrower from making (i) distributions that are required to enable such Borrower to qualify as a “regulated investment company” under Sections 851-855 of the Code or otherwise to minimize or eliminate federal or state income or excise taxes payable by such Borrower, or (ii) distributions that are required by any other Requirement of Law.

 6.7 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of or make any other investment in, any Person, except those consistent with such Borrower’s Investment Policies.

 6.8 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) not otherwise prohibited under this Agreement and not in violation of the 1940 Act, (b) in the ordinary course of such Borrower’s business, and (c) upon fair and reasonable terms no less favorable to such Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

 6.9 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than this Agreement or the other Loan Documents, which prohibits or limits the ability of such Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (i) this Agreement or the other Loan Documents or (ii) except as may occur under agreements entered into in the ordinary course of such Borrower’s business and which are not otherwise prohibited by any Requirement of Law; or (iii) Interfund Lending arrangements which contain prohibitions solely relating to the collateral for such arrangements.

 6.10 Limitation on Changes to Investment Policies. Except as may be required by law, make any amendment to the Prospectus or Registration Statement of such Borrower (i) relating to changes in the fundamental Investment Policies of such Borrower without notice thereof to the Lenders (who, in their reasonable discretion and following the effectiveness of any such change, may in connection therewith increase the Asset Coverage Ratio with respect to which such Borrower must comply), or (ii) increasing the borrowing limits specified therein without the consent of the Required Lenders, which consent shall not be unreasonably withheld.

 6.11 Subsidiaries.  Except with the consent of the Lenders, have any Subsidiaries.

 6.12 Prohibited Use of Proceeds. Each Borrower will not request any Borrowing, and each Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees, in their capacities as such, shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7. EVENTS OF DEFAULT

 Subject to the final paragraph of this Section 7, if any of the following events shall occur and be continuing with respect to any Fund, on its own behalf or on behalf of any portfolio thereof which is a Borrower, as the case may be (each an “Event of Default”):

  (a) A Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof, including without limitation any failure to make a mandatory prepayment due pursuant to the provisions of Section 2.6(b); or a Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

  (b) Any representation or warranty made or deemed made by any Fund, on its own behalf or on behalf of any series or portfolio thereof which is a Borrower, or made or deemed made at such Fund’s or Borrower’s request, herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

  (c) A Fund, on its own behalf or on behalf of any series or portfolio thereof which is a Borrower, shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) and (b) of this Section), and such default shall continue unremedied for a period of 30 days; or solely in the case of such default arising under Sections 5.1, 5.2 5.4, 5.7 or Section 6, 3 Business Days; or

  (d) A Fund, on its own behalf or on behalf of any series or portfolio thereof which is a Borrower, shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans), Interest Rate Agreement or Swap Obligation or in the payment of any Guarantee Obligation, beyond the grace period (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness, Interest Rate Agreement, Swap Obligation or Guarantee Obligation was created, if the aggregate amount of the Indebtedness or amount owing under an Interest Rate Agreement, Swap Obligation and/or Guarantee Obligations in respect of which such default or defaults shall have occurred is at least 5% of such Borrower’s net assets, calculated on a net mark-to-market basis for Interest Rate Agreements and Swap Obligations; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Interest Rate Agreement, Swap Obligation or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation, Interest Rate Agreement, or Swap Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness, Interest Rate Agreement or Swap Obligation to become due prior to its stated maturity or such Guarantee Obligation to become payable if the aggregate amount of the Indebtedness or amount owing under an Interest Rate Agreement, Swap Obligations and/or Guarantee Obligations subject to becoming so due or so payable is at least 5% of such Borrower’s or Fund’s net assets, calculated on a net mark-to-market basis for Interest Rate Agreements and Swap Obligations; or

  (e) (i) A Fund, on its own behalf or on behalf of any series or portfolio thereof which is a Borrower, shall commence any case, proceeding or other action with respect to itself or any such Borrower (A) under any then Applicable Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization (excluding mergers or reorganizations not related to bankruptcy, insolvency or similar laws) or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Fund, on its own behalf or on behalf of any series or portfolio thereof which is a Borrower, shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against such a Fund or Borrower, any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment and (B) remains undismissed, undischarged, unstayed, unvacated or unbonded pending appeal within 60 days from the entry thereof; or (iii) there shall be commenced against a Fund, on its own behalf or on behalf of any series or portfolio thereof which is a Borrower, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) such a Fund or Borrower shall take any action in material furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Fund, on its own behalf or on behalf of any series or portfolio thereof which is a Borrower, shall not, or shall be unable to, pay its debts as they become due for ten (10) days after written notice thereof to such Fund or actual knowledge thereof by such Fund, or shall admit in writing its inability to pay its debts as they become due; or

  (f) Either a Borrower or any Commonly Controlled Entity of such Borrower incurs any liability to any Plan maintained by any of them which could reasonably be expected to have a Material Adverse Effect; or

  (g) One or more final judgments or decrees shall be entered against a Borrower, involving in the aggregate a liability (not fully covered by insurance or otherwise paid or discharged) of 5% or more of such Borrower’s net assets, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

  (h) Unless consented to by all of the Lenders, the Investment Adviser or a Person directly controlling, controlled by, or under common control with the Investment Adviser shall no longer act as investment advisor for a Borrower; or

  (i) A Fund’s registration under the 1940 Act shall lapse or be suspended (or proceedings for such purpose shall have been instituted); or

  (j) A Fund, on its own behalf or on behalf of any series or portfolio thereof which is a Borrower, shall fail to materially comply with its Investment Policies in a manner which could reasonably be expected to have a Material Adverse Effect and such default (or the Material Adverse Effect arising therefrom if any) shall continue unremedied for a period of 3 Business Days;

  (k) A Borrower shall fail to materially comply with the 1940 Act;

  (l) as specified in Section 2.17(a)(iv) of this Agreement, a default by a Borrower with respect to an Interfund Loan;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (e) of this Section with respect to such Borrower (or the Fund acting on behalf of one or more Borrowers), automatically the Commitments available to such Borrower (or all of the Borrowers which are series or portfolios of such Fund) shall immediately terminate and the Loans hereunder made to any such Borrower, or Borrowers as the case may be, (with accrued interest thereon) and all other amounts owing under this Agreement by such Borrower, or Borrowers, as the case may be, shall immediately become due and payable, and (B) if such event is any other Event of Default with respect to such Borrower, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to such Borrower declare the Commitments available to such Borrower (or all of the Borrowers which are series or portfolios of such Fund if such Event of Default is a Fund Event of Default (as defined below)) to be terminated forthwith, whereupon such Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to such Borrower, declare the Loans to such Borrower (with accrued interest thereon) and all other amounts owing under this Agreement by such Borrower (or all of the Borrowers which are series or portfolios of such Fund if such Event of Default is a Fund Event of Default) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

 Notwithstanding any other provision herein to the contrary, Defaults and Events of Default shall have the following results:

(i)  a Default or Event of Default with respect to one Borrower shall not constitute a Default or Event of Default with respect to any other Borrower;

(ii)  except as set forth in clause (iii) below, a Default or Event of Default with respect to a Fund acting on behalf of one or more Borrowers that is a series or portfolio of such Fund shall constitute a Default or Event of Default, as the case may be, only with respect to the Borrower(s) implicated in, or affected by, the act or omission causing such Default or Event of Default;

(iii)  a Fund Default or a Fund Event of Default (each as defined below) with respect to a Fund acting on behalf of one or more Borrowers that is a series or portfolio thereof shall constitute a Default or Event of Default, as the case may be, with respect to each Borrower that is a series or portfolio thereof to the extent that such Fund Default or Fund Event of Default is, in the reasonable discretion of the Administrative Agent or the Required Lenders, expected to have a Material Adverse Effect on such Borrower’s ability to perform its obligations under this Agreement and the other Loan Documents; and

(iv)  an Event of Default of the type described in paragraph (h) of this Section 7 shall constitute an Event of Default with respect to all Borrowers for which the Investment Adviser (or Person directly controlling, controlled by, or under common control with the Investment Adviser, as the case may be) no longer acts as investment manager.

“Fund Event of Default” shall mean an Event of Default with respect to a Fund (A) of any of the types described in paragraphs (e) or (i) of this Section 7, or (B) arising from such Fund’s failure to comply with the covenants set forth in Section 5.3, 5.4, 5.5 or 6.5. “Fund Default” shall mean any of the events giving rise to a Fund Event of Default, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

SECTION 8. THE ADMINISTRATIVE AGENT

 8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on such Lender’s behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

 8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence, willful misfeasance, bad faith or misconduct of any agents or attorneys in-fact selected by it with due care.

 8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Fund or any Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Borrower or any Fund to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or (except as expressly required by Section 5.6, and except to confirm receipt of the items required to be delivered to it pursuant to Section 4.1) to inspect the properties, books or records of any Fund or any Borrower.

 8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to a Fund or a Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense (other than any liability or expense which results from the Administrative Agent’s gross negligence or willful misconduct) which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

 8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and each Borrower. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders or all of the Lenders, as applicable; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

 8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Fund or Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or furnished hereunder to the Administrative Agent with copies or counterparts for the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Fund or any Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

 8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

 8.8 Administrative Agent in Its Individual Capacity. The Persons serving as the Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower as though the Person serving as the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Person serving as the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Person serving as Administrative Agent in its individual capacity.

 8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 15 Business Days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

 8.10 Duties of Syndication Agents. No Syndication Agent, in its capacity as such, shall have any duty, obligation or responsibility hereunder.

SECTION 9. MISCELLANEOUS

 9.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with each Fund, on behalf of the series or portfolio thereof which are Borrowers, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of such Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection (or any other provision of this Agreement which expressly provides that the consent of all the Lenders is required to take any action) or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by any Borrower or any Fund of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders (other than any Defaulting Lenders), or (iii) amend, waive or modify the first two sentences of Section 2.9(a), in each case without the written consent of all the Lenders, or (iv) amend, waive or modify the requirement contained in the first sentence of Section 2.16(a) that consent of all the Lenders is required to approve the addition of Borrowers to this Agreement, in each case without the written consent of all the Lenders (other than any Defaulting Lenders), or (v) amend, waive or modify Section 2.6(b), Section 4.2, Section 6.1, Section 9.5, Section 9.6(a), Section 9.7(a), or Section 2.10 or the definitions of “Asset Coverage Ratio”, “Designated Borrower”, “Designated Borrower ACR Percentage” or “Minimum ACR” without, in each case, the written consent of all the Lenders (other than any Defaulting Lenders), or (vii) amend, modify or waive any provision of Section 8 without the written consent of the then

Administrative Agent. Any such waiver and any such amendment, supplement or modification shall be effective (A) only for such Borrower(s) on whose behalf a Fund executed such document(s) and (B) in the specific instance and for the specific purpose for which given.

 9.2 Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (which writing may be in the form of a facsimile transmission or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed as follows in the case of any Fund, any Borrower and the Administrative Agent, and as set forth in Schedule II in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

 With respect to each Borrower:

c/o T. Rowe Price Funds

100 East Pratt Street

Baltimore, MD 21202

Attention: David Oestreicher

Facsimile: (410) 345-6575

 The Administrative

 Agent:

      JPMORGAN CHASE BANK, N.A.

      500 Stanton Christiana Road,3/Ops2

      Newark, DE 19713

      Attention: John Enyam

      Facsimile: (302) 634-4733

      E-mail: 12012443628@tls.ldsprod.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.4, 2.6, or 2.8 shall not be effective until received in the form of a facsimile transmission.

 (b) Notwithstanding the foregoing or any other provision hereof to the contrary, Borrower may satisfy its notice requirements under this Agreement in respect of the following types of documents or information by forwarding such documents or information (or notice of the availability thereof, as indicated below) to covenant.compliance@jpmorgan.com:

  (a) financial statements (required by sections 5.1(a) and (b)) -- email notice of availability;

  (b) certifications of financials (required by section 5.2(a)) -- email certification;

  (c) reports to investors and filings with regulators (required by section 5.2(b)) -- email notice of availability;

  (d) NAV sheet and related certification (required by section 5.1(c)) -- email NAV sheet and certification; and

  (e) certification of compliance with asset coverage ratio (required by section 5.1(c)(ii))) -- email certification of ACR.

Promptly upon receipt, Administrative Agent shall deliver to the Lenders copies of all documents delivered pursuant to this Section 9.2(b).

 9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

 9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

 9.5 Payment of Expenses and Taxes; Indemnification. (a) Each Borrower agrees severally, and not jointly or jointly and severally, (subject to Section 9.5(b)) (i) to reimburse, according to its Pro Rata Allocation, the Administrative Agent for its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent; provided that any such fees and disbursements described in this clause (i) that are incurred in connection with the initial closing of this Agreement on the Closing Date shall be subject to any cap set forth in the Engagement Letter dated as of December 10, 2014 among each Fund on behalf of itself or a series thereof that is a Borrower, J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A., (ii) to reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement with respect to such Borrower, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (iii) to indemnify and hold harmless each Lender and the Administrative Agent from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents with respect to such Borrower, and (iv) to indemnify and hold harmless each Lender and the Administrative Agent (and their respective affiliates, directors, officers, agents and employees (collectively with the Administrative Agent and the Lenders, the “Indemnified Parties”)) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable out-of-pocket expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) incurred by any Indemnified Party or asserted against any Indemnified Party by any third party or by any Fund or the Borrower and arising from or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the actual or proposed use of proceeds, the other Loan Documents and any such other documents, the failure of such Borrower to comply with rules, regulations and laws regarding the business of mutual funds, such Borrower’s false or incorrect representations or warranties or other information provided in connection with this Agreement, or failure of such Borrower to comply with covenants contained herein or in any Note in a timely manner (all the foregoing in this clause (iv), collectively, the “indemnified liabilities”), provided, that such Borrower shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities to the extent arising from, with respect to any Indemnified Party, the gross negligence or willful misconduct of such Indemnified Party. The agreements in this Section shall survive termination of the Commitments and repayment of the Loans and all other amounts payable hereunder.

  (b) Notwithstanding any other provision in this Agreement to the contrary, to the extent any obligation to reimburse or indemnify any Indemnified Party that arises pursuant to Section 9.5(a) is not attributable to any particular Borrower, then such reimbursement or indemnification shall be made by each Borrower (ratably, in accordance with its Pro Rata Allocation). To the extent any such obligation to reimburse or indemnify any Indemnified Party is attributable to one or more Borrowers, then such reimbursement or indemnification shall be made by each such Borrower to the extent of its liability therefor.

 9.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Funds, the Borrowers, the Lenders, the Administrative Agent and their respective successors and assigns, except that, except as may otherwise be provided herein, neither any Fund nor any Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

  (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with Applicable Laws, at any time sell to one or more Eligible Lenders (“Participants”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that (i) such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i) of the proviso in Section 9.1 without the consent of the Participant and (ii) the Participant may obtain voting rights limited to changes in respect of the principal amount, interest rates, fees and term of the Loans.

  (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with Applicable Law, at any time and from time to time assign to any Lender or any Affiliate thereof that is an Eligible Lender or, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and (so long as no Event of Default shall have occurred and be continuing) the Borrowers (not to be unreasonably withheld or delayed), to an additional Eligible Lender (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit 9.6(c), executed by such Assignee, such assigning Lender and the Administrative Agent (and, provided (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Assignee is not a Lender or an Affiliate of a Lender that is an Eligible Lender, the Borrowers) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that assignments to entities other than Lenders or Affiliates thereof must be in amounts of at least $5,000,000 (or, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, all of such lesser amount). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto (except as to Sections 2.10, 2.11 and 9.5 in respect of the period prior to the effective date of such Assignment and Acceptance) and the Commitment of the Assignee shall be in an amount equal to that of such assigning Lender prior to the execution of such Assignment and Acceptance).

  (d) The Administrative Agent, on behalf of the Borrowers, shall maintain at the address of the Administrative Agent referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

  (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and the Administrative Agent) together with payment by the assigning Lender or Assignee to the Administrative Agent of a registration and processing fee of $3,000 (for which no Borrower shall have an obligation to reimburse), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and to each Borrower.

  (f) Each Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower and its Affiliates which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of such Borrower in connection with such Lender’s credit evaluation of the Funds, the Borrowers and their Affiliates prior to becoming a party to this Agreement subject to the obligations in Section 9.10(b), provided that the Transferee agrees to be bound by the confidentiality provisions of this Agreement and the Lender or the Administrative Agent notifies the Fund or Borrower prior to the release of the financial information.

  (g)  For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with Applicable Law.

 9.7 Adjustments; Set-off. (a) Subject to Section 2.2(b), if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

  (b) In addition to any rights and remedies of the Lenders provided by law, upon the occurrence of an Event of Default each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the defaulting

Borrower, Fund, the Investment Adviser or any other Person, any such notice being hereby expressly waived, to the extent permitted by Applicable Law, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify such Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

 9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Investment Adviser and the Administrative Agent.

 9.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

 9.10 Waiver of Conflicts; Confidentiality. (a) Each Borrower acknowledges that each of the Administrative Agent and each Lender and their respective affiliates (collectively, the “Bank Parties”) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which such Borrowers may have conflicting interests regarding the transactions described herein and otherwise. Except as may otherwise be permitted herein, the Bank Parties will not disclose Confidential Information obtained from such Borrowers or their related Funds by virtue of the transactions contemplated by this Agreement or their other relationships with such Borrowers or their related Funds in connection with the performance by each of the Bank Parties of services for other companies, and each of the Bank Parties will not disclose any such Confidential Information to such other companies. Such Borrowers also acknowledge that no Bank Party has any obligation to use in connection with the transactions contemplated by this Agreement, or to furnish to any Borrower or Fund, confidential information obtained from other companies.

 (b) (i) For purposes of this Section, “Confidential Information” shall mean all information received from any of the Funds, the Borrowers or the Investment Adviser relating to any of them or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis other than as a result of a breach of this Agreement. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Confidential Information, and shall use such Confidential Information only for the purpose of determining the creditworthiness of a Borrower, in connection with the enforcement of the rights of each Lender under this Agreement and in the administration of the credit facility contemplated by this Agreement, and will not trade off of the Confidential Information, except that Confidential Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including without limitation accountants, legal counsel and other advisors for purposes relating to the transactions contemplated by this Agreement or for conducting legitimate audits (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and will be subject to the provisions of this Section 9.10 to the same extent as any Lender), (ii) to the extent requested by any legal or regulatory authority having or claiming jurisdiction over such Person, or by any self-regulatory body claiming jurisdiction or oversight over such Person, (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement for purposes relating to the transactions contemplated hereby, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this subsection, to any Assignee or Participant or any prospective Assignee or Participant which executes such agreement, (vii) or to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, or (viii) with the written consent of the Borrowers. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

 (ii) Without limiting the foregoing provisions of this Section, in the event that (I) any party to this Agreement (the “Providing Party”) provides to another party to this Agreement (the “Recipient Party”) non-public personal information concerning individual investors in any Borrower that such Providing Party is required to keep confidential under applicable provisions of the Customer Confidentiality Laws and (II) such Providing Party properly identifies such information as such to the Recipient Party at the time such information is provided by, among other means of identification, prominently marking such information with the words “NON-PUBLIC INFORMATION SUBJECT TO CUSTOMER CONFIDENTIALITY LAWS AND SECTION 9.10(b)(ii) OF THE CREDIT AGREEMENT”, the Recipient Party shall treat such information as required by the applicable provisions of the Customer Confidentiality Laws, it being understood that this sentence does not, and is not intended to, create independent rights, or rights of action or obligations, for any Person not a party to this Agreement and any such action shall constitute an “indemnified liability” under Section 9.5. “Customer Confidentiality Laws” means Title V of Public Law 106-102, known as the “Graham-Leach-Bliley Act”, 15 USC 6801 to 6809, and the rules and regulations adopted thereunder. Nothing in this Section shall require any Borrower, any Fund or the Investment Adviser to provide any such non-public personal information concerning individual investors in any Fund to any Person.

 9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR ITS CHOICE OF LAW RULES.

 9.12 Submission To Jurisdiction; Waivers. Each Fund, on its own behalf and on behalf of each series or portfolio thereof which is a Borrower, the Administrative Agent and the Lenders hereby irrevocably and unconditionally:

  (a) submit for themselves and their respective property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which they are a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Fund or such Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

  (d) agrees that nothing herein shall affect the right of any party hereto to effect service of process in any other manner permitted by law or shall limit the right of any party hereto to sue in any other jurisdiction; and

  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, indirect, punitive or consequential damages.

 9.13 Acknowledgments. Each Fund, on its own behalf and on behalf of each series or portfolio thereof which is a Borrower, hereby acknowledges that:

  (a) it has been advised by general counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

  (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to such Fund or any such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and such Fund and each Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among such Fund, such Borrowers and the Lenders.

 9.14 WAIVERS OF JURY TRIAL. EACH FUND, ON ITS OWN BEHALF AND ON BEHALF OF EACH SERIES OR PORTFOLIO THEREOF WHICH IS A BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

 9.15 Non-Recourse. The Administrative Agent and the Lenders hereby agree for the benefit of the Investment Adviser and its Affiliates, and each and every shareholder, trustee, director and officer of the Funds and the Borrowers and any successor, assignee, heir, estate, executor, administrator or personal representative of any such shareholder, trustee, director and officer (a “Non-Recourse Person”) that: (a) no Non-Recourse Person shall have any personal liability for any obligation of any Fund or Borrower under this Agreement or any other Loan Document or any other instrument or document delivered pursuant hereto or thereto (except, in the case of any shareholder, to the extent of his, her or its investment in a Borrower); (b) no claim against any Non-Recourse Person may be made for any obligation of any Fund or any Borrower under this Agreement or any other Loan Document or any other instrument or document delivered pursuant hereto or thereto, whether for payment of principal of, or interest on, the Loans or for any fees, expense, or other amounts payable by any Fund or any Borrower hereunder or thereunder, or otherwise; and (c) the obligations of each Borrower under this Agreement or any other Loan Document or any other instrument or document delivered pursuant hereto or thereto are enforceable solely against such Borrower and its properties and assets.

 9.16 Integration. This Agreement and the other Loan Documents represent the entire agreement of each Fund, on its own behalf and on behalf of each series or portfolio thereof which is a Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

 9.17 USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act. The Borrowers will provide such information promptly upon the request of such Lender.

 9.18 Net Asset Value. The credit facility evidenced by this Agreement is not designed or intended to maintain a stable net asset value or share price of any Fund or Borrower, and may not be relied upon or utilized by any Fund or Borrower or any other Person for such purpose.

 9.19 Restatement. This Agreement amends, restates and supersedes the Original Credit Agreement. As of the date hereof, the Commitments under the Original Credit Agreement are reallocated as set forth on Schedule II hereof.

[The remainder of this page intentionally left blank; signature pages follow.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By: /s/Sandra Butcher Name: Sandra Butcher Title: J.P.Morgan

T. ROWE PRICE FUNDS

JANUARY 2015 CREDIT AGREEMENT

T. ROWE PRICE INSTITUTIONAL INCOME FUNDS, INC., on behalf of:

 T. Rowe Price Institutional Floating Rate Fund

 T. Rowe Price Institutional Credit Opportunities Fund

T. ROWE PRICE FLOATING RATE FUND, INC.

T. ROWE PRICE MULTI-SECTOR ACCOUNT PORTFOLIOS, INC., on behalf of:

 T. Rowe Price Floating Rate Multi-Sector Account Portfolio

T. ROWE PRICE GLOBAL ALLOCATION FUND, INC.

T. ROWE PRICE CREDIT OPPORTUNITIES FUND, INC.

By: /s/David Oestreicher
Name: David Oestreicher Title: Vice President for each of the above-named funds

T. ROWE PRICE FLOATING RATE FUND, INC.

By: /s/David Oestreicher
Name: David Oestreicher Title: Vice President

T. ROWE PRICE FUNDS

JANUARY 2015 CREDIT AGREEMENT

CITIBANK, N.A.
By: /s/Dane Graham
Name: Dane Graham Title: Vice President

\

T. ROWE PRICE FUNDS

JANUARY 2015 CREDIT AGREEMENT

BANK OF AMERICA, N.A.
By: /s/Andrew M. Wulff
Name: Andrew M. Wulff Title: Assistant Vice President

T. ROWE PRICE FUNDS

JANUARY 2015 CREDIT AGREEMENT

THE BANK OF NEW YORK MELLON
By: /s/Joanne Carey
Name: Joanne Carey Title: Vice President

T. ROWE PRICE FUNDS

JANUARY 2015 CREDIT AGREEMENT

WELLS FARGO BANK, N.A
By: /s/David J. Bendel
Name: David J. Bendel Title: Director

T. ROWE PRICE FUNDS

JANUARY 2015 CREDIT AGREEMENT

STATE STREET BANK AND TRUST COMPANY
By: /s/Kimberly R. Costa
Name: Kimberly R. Costa Title: Vice President

SCHEDULE I

FUNDS & BORROWERS*

T. ROWE PRICE INSTITUTIONAL INCOME FUNDS, INC., on behalf of:

T. Rowe Price Institutional Floating Rate Fund

T. Rowe Price Institutional Credit Opportunities Fund

T. ROWE PRICE FLOATING RATE FUND, INC.

T. ROWE PRICE MULTI-SECTOR ACCOUNT PORTFOLIOS, INC., on behalf of:

T. Rowe Price Floating Rate Multi-Sector Account Portfolio

T. ROWE PRICE GLOBAL ALLOCATION FUND, INC.

T. ROWE PRICE CREDIT OPPORTUNITIES FUND, INC.

* Funds, including Funds that are also Borrowers, are designated in ALL CAPS; each Borrower that is a series or portfolio is listed below the name of the Fund that acts on such Borrower’s behalf; each Fund that has a series or portfolio listed beneath its name is not a Borrower.

SCHEDULE II

COMMITMENTS, ADDRESSES, ETC.

Name and Address of Lender	Amount of Commitment ($)	Swing Line Commitment
JPMORGAN CHASE BANK, N.A. 500 Stanton Christiana Road Floor 03, Ops 2 Newark, DE 19713 Attention: John Enyam Phone: (302) 634-8833 Facsimile: (302) 634-4733 E-mail: john.enyam@jpmorgan.com	$150,000,000	$150,000,000
CITIBANK, N.A. 1615 Brett Road, OPS III New Castle, DE 19720 Attention: Kamaleshwar Rajaram Telephone: 201-472-4414 Fax: 646-274-5000 Email: GLOriginationOps@citi.com or Attention: Vinoliya Bhasker Telephone: 201-472-4414 Fax: 646-274-5000 Email: GLOriginationOps@citi.com	$75,000,000	$0
BANK OF AMERICA, N.A. 101 N Tryon St Charlotte, NC 28255 Attention: Ruby Nandwani Telephone: 415-436-3683 Facsimile: 312-453-343 Email: ruby.nandwani@bankofamerica.com or Attention: Madhvi Swami Telephone: 415-436-3683 Ext. 81384 Facsimile: 312-453-6148 Email: Madhvi.Swami@BankofAmerica.com	$75,000,000	$0

THE BANK OF NEW YORK MELLON One Wall Street New York, N.Y. 10286 Attention: Joanne Carey Telephone: 212-635-7159 Fax: 212-635-8541 Email: joanne.carey@bnymellon.com	$75,000,000	$0
WELLS FARGO BANK, N.A. 1700 Lincoln St., 5th Floor, MAC C7300-059 Denver, CO 80203-4500 Attention: Elizabeth Yowell Telephone: (303) 863-5114 Fax: (866)-269-8331 Email: DENLNSVMemberNotices@wellsfargo.com or Attention: James Carpinelli Telephone: (303) 863-5327	$75,000,000	$0
STATE STREET BANK AND TRUST COMPANY Box 5303 Boston, MA 02206 Attention: Kimberly Costa Telephone: (617) 662-8628 Fax: (617) 662-8665 Email: krcosta@statestreet.com	$50,000,000	$0
	Total: $500,000,000	$150,000,000

SCHEDULE III

LIST OF INVESTMENT MANAGEMENT AGREEMENTS

A. Investment Management Agreement between T. Rowe Price Institutional Income Funds, Inc., on behalf of T. Rowe Price Institutional Floating Rate Fund, and T. Rowe Price Associates, Inc., dated October 23, 2007.

B. Investment Management Agreement between T. Rowe Price Floating Rate Fund, Inc. and T. Rowe Price Associates, Inc., dated April 21, 2011.

C. Investment Management Agreement between T. Rowe Price Multi-Sector Account Portfolios, Inc., on behalf of T. Rowe Price Floating Rate Multi-Sector Account Portfolio and T. Rowe Price Associates, Inc., dated October 17, 2011.

D. Investment Management Agreement between T. Rowe Price Global Allocation Fund, Inc. and T. Rowe Price Associates, Inc., dated March 5, 2013.

E. Investment Management Agreement between T. Rowe Price Institutional Income Funds, Inc., on behalf of T. Rowe Price Institutional Credit Opportunities Fund, and T. Rowe Price Associates, Inc., dated February 4, 2014.

F. Investment Management Agreement between T. Rowe Price Credit Opportunities Fund, Inc. and T. Rowe Price Associates, Inc., dated February 4, 2014.

SCHEDULE IV

LIST OF CUSTODY AGREEMENTS

A. Global Custody Agreement (“Global Agreement”) between The Chase Manhattan Bank, N.A., and each of the entities listed on Schedule A of the Global Agreement, dated January 3, 1994, as amended from time to time.

B. Custodian Agreement (“Custody Agreement”) by and between State Street Bank and Trust Company, and each entity set forth on Appendix A of the Custody Agreement, dated January 28, 1998, as amended from time to time.

EXHIBIT 2.5(e)

FORM OF NOTE

$  New York, New York

           , 20__

  FOR VALUE RECEIVED, [Fund], on behalf of [Borrower]/[itself] (the “Borrower”), hereby unconditionally promises to pay to the order of [Lender], at the office of JPMORGAN CHASE BANK, N.A. as administrative agent for the Lenders (the “Lenders”) under the Credit Agreement, as hereinafter defined (in such capacity, the “Administrative Agent”), in lawful money of the United States of America and in immediately available funds, on each Maturity Date the principal amount of (a) DOLLARS ($ ), or, if less (b) the aggregate unpaid principal amount of all Loans made by the holder of this Note to the Borrower pursuant to Sections 2.1, 2.14 and 2.15 of the Credit Agreement, as hereinafter defined, which are due on such Maturity Dates.

The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the Closing Date at the applicable rates per annum set forth in Section 2.7 of the Credit Agreement referred to below until any such amount shall become due and payable (whether at the stated maturity, by acceleration or otherwise), and thereafter on such overdue amount at the rate per annum set forth in Section 2.7(b) of the Credit Agreement until paid in full (both before and after judgment). Interest shall be payable in arrears on each applicable Interest Payment Date, commencing on the first such date to occur after the date hereof and terminating upon payment (including prepayment) in full of the unpaid principal amount hereof; provided that interest accruing on any overdue amount shall be payable on demand.

  The holder of this Note is authorized to endorse on the schedule annexed hereto and made a part hereof the date and amount of each Loan made to the Borrower pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loan.

  This Note (a) is one of the Notes referred to in the Second Amended and Restated Credit Agreement, dated as of January 12, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Funds identified therein on behalf of itself or the Borrowers, the Lenders, the syndication agents party thereto and the Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

  Upon the occurrence of one or more Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

  All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

[NAME OF FUND/BORROWERS]
By: _______________________
Name: Title:

 Schedule A to Note

 LOANS AND REPAYMENTS OF LOANS

DATE	AMOUNT OF LOANS	AMOUNT OF PRINCIPAL OF LOANS REPAID	UNPAID PRINCIPAL BALANCE OF LOANS	NOTATION MADE BY

EXHIBIT 2.16(a)

FORM OF DESIGNATION OF NEW BORROWERS

_________ __, [ ]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

Each of the Lenders under the

Credit Agreement identified below

Ladies and Gentlemen:

 Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of January 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) among (i) certain registered investment companies (each, a “Fund”, and collectively, the “Funds”), each of which on behalf of itself or certain of its respective series or portfolios set forth beneath such Fund’s name on Schedule I thereto (each Fund acting on behalf of itself and each series or portfolio is, individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and (iii) JPMorgan Chase Bank, N.A., a national banking association, as administrative agent and as documentation agent for the Lenders thereunder (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

 The undersigned Fund(s) [or new registered investment company] (each, a “Requesting Fund”), on behalf of each series or portfolio set forth beneath its name (each such series or portfolio, a “New Borrower”), hereby requests that each New Borrower be admitted as an additional Borrower under the Agreement.

 The Requesting Fund and each New Borrower hereby represent and warrant to the Administrative Agent and each Lender that as of the date hereof and after giving effect to the admission of each New Borrower as an additional Borrower under the Agreement: (i) the representations and warranties set forth in Section 3 of the Agreement are true and correct with respect to it; (ii) it is in compliance in all material respects with all the terms and provisions set forth in the Agreement; (iii) no Default or Event of Default with respect to it has occurred and is continuing.

 Each New Borrower agrees to be bound by the terms and conditions of the Agreement in all respects as a Borrower thereunder and hereby assumes all of the obligations of a Borrower thereunder. [If New Borrower is to be a Designated Borrower, its Designated Borrower ACR Percentage to be indicated in this document.]

 Please indicate your assent to the admission of each New Borrower as an additional Borrower under the Agreement by executing this Designation of New Borrower in the space provided below.   [SIGNATORIES]

 EXHIBIT 9.6 (c)

 FORM OF ASSIGNMENT AND ACCEPTANCE

  Reference is made to the Second Amended and Restated Credit Agreement, dated as of January 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among (i) certain registered investment companies (each, a “Fund”, and collectively, the “Funds”), on behalf itself or certain of its respective series or portfolios set forth beneath such Fund’s name on Schedule I thereto (each Fund acting on behalf of itself and each series or portfolio, individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and (iii) JPMorgan Chase Bank, N.A., a national banking association, as administrative agent and as documentation agent for the Lenders thereunder (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

   (the “Assignor”) and (the “Assignee”) agree as follows:

  1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below) the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement.

  2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to or in any connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any other obligor or the performance or observance by any Borrower or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Interest and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Interest, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

 3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.11(b) of the Credit Agreement.

 4. The effective date of this Assignment and Acceptance shall be (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

 5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

 6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (except under Sections 2.10, 2.11 and 9.5 of the Credit Agreement in respect of the period prior to the Effective Date) be released from its obligations under the Credit Agreement.

 7. This Assignment and Acceptance shall be governed by and construed in accordance with the substantive laws of the State of New York.

 IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers.

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]
By:________________________________	By:________________________________
Name: Title:	Name: Title:
Accepted and Consented To:
JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent
By:________________________________
Name: Title:
[If Required by Credit Agreement:] [FUND], on behalf of itself and the Borrowers
By:________________________________
Name: Title:

SCHEDULE 1 TO ASSIGNMENT AND ACCEPTANCE

RELATING TO THE CREDIT AGREEMENT

DATED AS OF JANUARY 12, 2015

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Amount Assigned	Commitment Percentage Assigned[1] [1] Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.
$_______________	. %